Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CYNOSURE, INC.,

COMMANDER ACQUISITION CORP.

and

PALOMAR MEDICAL TECHNOLOGIES, INC.

Dated as of March 17, 2013

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-ii-

Schedules:

Schedule A	Parties to Company Stockholder Agreements

Schedule B	Parties to Buyer Stockholder Agreements

Buyer Disclosure Schedule

Company Disclosure Schedule

Exhibits:

Exhibit A	Form of Company Stockholder Agreement

Exhibit B	Form of Buyer Stockholder Agreement

Exhibit C	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

Exhibit D	Form of Amended and Restated By-laws of the Surviving Corporation

Exhibit E	Form of Rights Agreement Amendment

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TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Acquisition Proposal	Section 6.1(f)(i)
Affiliate	Section 3.2(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Antitrust Laws	Section 6.6(b)
Antitrust Order	Section 6.6(b)
Average Buyer Stock Price	Section 2.1(c)
Bankruptcy and Equity Exceptions	Section 3.4(a)
Book-Entry Company Shares	Section 2.1(c)
Business Day	Section 1.2
Buyer	Preamble
Buyer Balance Sheet	Section 4.5(b)
Buyer Board	Section 4.4(a)
Buyer Class B Common Stock	Section 4.2(a)
Buyer Common Stock	Section 2.1(c)
Buyer Disclosure Schedule	Article IV
Buyer Equity Plan Proposal	Section 3.5(d)
Buyer Material Adverse Effect	Section 4.1
Buyer Meeting	Section 3.5(d)
Buyer Owned Intellectual Property	Section 4.9(a)
Buyer Preferred Stock	Section 4.2(a)
Buyer SEC Documents	Section 4.5(a)
Buyer Stock Plans	Section 4.2(b)
Buyer Stockholder Agreements	Preamble
Buyer Stockholder Approval	Section 3.5(d)
Buyer Stock Options	Section 4.2(b)
Buyer Third Party Intellectual Property	Section 4.9(a)
Buyer Voting Proposal	Section 3.5(d)
Canaccord Genuity	Section 3.20
Capitalization Date	Section 3.2(a)
Cash Consideration	Section 2.1(c)
CERCLA	Section 3.13(g)
Certificate of Merger	Section 1.1
Certificates	Section 2.1(c)
Change	Section 3.1
Closing	Section 1.2
Closing Date	Section 1.2
Code	Preamble
Company	Preamble
Company Balance Sheet	Section 3.5(b)
Company Board	Section 2.6(a)
Company Board Recommendation Change	Section 6.1(b)(i)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.14(a)
Company Employees	Section 6.14(b)
Company Insiders	Section 6.13(c)
Company Leases	Section 3.9(d)

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Terms	Reference in Agreement
Company Material Adverse Effect	Section 3.1
Company Material Contracts	Section 3.11(a)
Company Meeting	Section 3.4(d)
Company Owned Intellectual Property	Section 3.10(a)
Company Permits	Section 3.16
Company Preferred Stock	Section 3.2(a)
Company Rights	Section 3.2(c)
Company Rights Plan	Section 3.2(c)
Company SEC Documents	Section 3.5(a)
Company Severance Practices	Section 6.14(d)
Company Share	Section 2.1(c)
Company Stock Options	Section 2.6(a)
Company Stock Plans	Section 2.6(a)
Company Stockholder Agreements	Preamble
Company Stockholder Approval	Section 3.4(a)
Company Voting Proposal	Section 3.4(a)
Confidentiality Agreement	Section 6.4(a)
Current D&O Insurance	Section 6.11(c)
Designated Buyer SEC Documents	Section 9.14(c)
Designated Company SEC Documents	Section 9.14(d)
DGCL	Preamble
Dissenting Shares	Section 2.4
Dissenting Stockholder	Section 2.4
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.14(a)
Environmental Law	Section 3.13(g)
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
Exchange Act	Section 3.4(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(c)
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(c)
Governmental Regulations	Section 3.9(b)
HSR Act	Section 3.4(c)
Indemnified Parties	Section 6.11(a)
Intellectual Property	Section 3.10(a)
IRS	Section 3.14(b)
Joint Proxy Statement/Prospectus	Section 3.5(d)
Leerink Swann	Section 4.13
Liens	Section 3.3(b)
Make-Whole Payment	Section 2.1(c)
Material Insurance Policy	Section 3.18
Materials of Environmental Concern	Section 3.13(h)
Maximum Exchange Ratio	Section 2.1(c)
Maximum Premium	Section 6.11(c)
Merger	Preamble
Merger Consideration	Section 2.1(c)
Merger Subsidiary	Preamble

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Terms	Reference in Agreement
New Plans	Section 6.14(c)
Minimum Average Buyer Stock Price	Section 7.3(f)
Old Plans	Section 6.14(c)
Ordinary Course of Business	Section 3.2(e)
Other Company Equity Awards	Section 2.6(b)
Outside Date	Section 8.1(b)
Permitted Liens	Section 3.3(b)
Pre-Closing Period	Section 5.1(a)
Qualified Person	Section 6.1(a)
Real Estate	Section 3.9(a)
Recommendation Change Notice	Section 6.1(b)
Registration Statement	Section 3.5(d)
Regulation M-A Filing	Section 3.5(d)
Reporting Tail Endorsement	Section 6.11(c)
Representatives	Section 6.1(a)
Right	Section 2.1(c)
Rights Agreement Amendment	Section 3.22
SEC	Section 3.4(c)
Section 16 Information	Section 6.13(b)
Securities Act	Section 3.1
Specified Time	Section 6.1(a)
Stock Consideration	Section 2.1(c)
Stock Value Shortfall	Section 2.1(c)
Subsidiary	Section 3.3(a)
Superior Proposal	Section 6.1(f)(ii)
Superior Proposal Notice	Section 8.1(g)
Surviving Corporation	Section 1.3
Target Stock Value	Section 2.1(c)
Tax Returns	Section 3.8(a)
Taxes	Section 3.8(a)
Termination Fee	Section 8.3(b)
Third Party Intellectual Property	Section 3.10(a)
Trigger Event	Section 8.1(f)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 17, 2013, is by and among Cynosure, Inc., a Delaware corporation (the “Buyer”), Commander Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Merger Subsidiary”), and Palomar Medical Technologies, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that the Buyer acquire the Company in order to advance the long-term business interests of the Buyer and the Company;

WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Company into the Merger Subsidiary in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, the stockholders of the Company listed on Schedule A have entered into Stockholder Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Company Stockholder Agreements”), pursuant to which such stockholders have, among other things, agreed to give the Buyer a proxy to vote in favor of the Company Voting Proposal all of the shares of voting capital stock of the Company that such stockholders own;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the stockholders of the Buyer listed on Schedule B have entered into Stockholder Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit B (the “Buyer Stockholder Agreements”), pursuant to which such stockholders have, among other things, agreed to give the Company a proxy to vote in favor of the Buyer Voting Proposal all of the shares of voting capital stock of the Buyer that such stockholders own; and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Merger Subsidiary and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Merger.

Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare, and immediately following the Closing, the Surviving Corporation shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Surviving Corporation in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the due filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.2 Closing.

The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business

Day after the satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Hinckley, Allen & Snyder LLP, 28 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, “Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts or Wilmington, Delaware are permitted or required by law, executive order or governmental decree to remain closed.

1.3 Effects of the Merger.

At the Effective Time, (a) the separate existence of the Company shall cease and the Company shall be merged with and into the Merger Subsidiary (the Merger Subsidiary following the Merger is sometimes referred to herein as the “Surviving Corporation”) and (b) the Certificate of Incorporation of the Merger Subsidiary as in effect on the date of this Agreement shall be amended in its entirety so that, immediately following the Effective Time, it shall read as set forth on Exhibit C and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until (subject to Section 6.11) further amended in accordance with the DGCL. In addition, the Buyer shall cause the By-laws of the Merger Subsidiary as in effect immediately prior to the Effective Time to be amended and restated in their entirety so that, immediately following the Effective Time, they shall read as set forth on Exhibit D, and, as so amended and restated, such By-laws shall be the By-laws of the Surviving Corporation, until (subject to Section 6.11) further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section  259 of the DGCL.

1.4 Directors and Officers of the Surviving Corporation.

The directors and officers of the Merger Subsidiary immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock.

As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Merger Subsidiary:

(a) Capital Stock of the Merger Subsidiary. Each share of the common stock of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding as of the Effective Time.

(b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by the Buyer, the Merger Subsidiary or any other Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

(c) Company Common Stock. Each share of Company Common Stock (each such share, including (solely for purposes of this Article II (other than Section 2.4)) each outstanding Right (as defined in the Company Rights Plan) attached thereto (a “Right”), a “Company Share”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and any Company Shares to be cancelled pursuant to Section 2.1(b)) shall be converted automatically into the right to receive, in accordance with the terms of this

Agreement, (i) a cash amount equal to $6.825, plus any Make-Whole Payment (the aggregate per Share cash consideration described in this clause (i), the “Cash Consideration”), without interest, and (ii) that number (the “Exchange Ratio”) of validly issued, fully-paid and non-assessable shares of the Buyer’s Class A Common Stock, $0.001 par value per share (the “Buyer Common Stock”) (the shares of Buyer Common Stock referred to in clause (ii) being the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”), equal to the quotient determined by dividing $6.825 (the “Target Stock Value”) by the Average Buyer Stock Price, and rounding the result to the nearest 1/10,000 of a share of Buyer Common Stock, payable in the manner set forth in Section 2.2; provided, however, that (x) if the number determined by dividing the Target Stock Value by the Average Buyer Stock Price is less than or equal to 0.229, the Exchange Ratio shall be 0.229 and (y) if the number determined by dividing the Target Stock Value by the Average Buyer Stock Price is greater than or equal to 0.283, the Exchange Ratio shall be 0.283 (the “Maximum Exchange Ratio”). The “Average Buyer Stock Price” means the average of the last reported sales prices (as of the end of regular trading at 4:00 p.m., Eastern Time) of the Buyer Common Stock on The NASDAQ Stock Market LLC, as reported by The NASDAQ Stock Market LLC, for the 20 consecutive trading days ending on the third trading day prior to the Effective Time. Except as set forth in Section 2.1(b), as a result of the Merger, each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding Company Shares (“Certificates”) and each holder of Company Shares outstanding immediately prior to the Effective Time that are not represented by Certificates (“Book-Entry Company Shares”), in each case including each holder of Rights, shall thereafter cease to have any rights with respect to such Company Shares or such Rights except (x) the right to receive the Merger Consideration, any dividends or other distributions pursuant to Section 2.2(c) and cash in lieu of any fractional shares payable pursuant to Section 2.2(e), in each case to be issued or paid, without interest, in consideration therefor upon surrender of such Certificate or transfer of the Book-Entry Company Shares in accordance with Section 2.2(b) (or in the case of a lost, stolen or destroyed Certificate, Section 2.2(j)) or (y) as provided by law. For purposes of this Agreement, “Make-Whole Payment” means (1) if, but for the proviso to the first sentence of this Section 2.1(c), the Exchange Ratio would be greater than the Maximum Exchange Ratio, an amount that is equal to the positive difference between the Target Stock Value and the product of (X) the Average Buyer Stock Price multiplied by (Y) the Exchange Ratio (such difference, the “Stock Value Shortfall”) and (2) in all other cases, $0.00; provided, however, notwithstanding the foregoing, the Make-Whole Payment shall not exceed $0.400 unless otherwise agreed to by the Buyer in writing.

2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, the Buyer shall designate American Stock Transfer and Trust Company, LLC or another commercial bank or trust company mutually acceptable to the Company and the Buyer to act as agent (the “Exchange Agent”) for the exchange of Company Shares in accordance with this Article II. Prior to the Effective Time, the Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Company Shares (other than Company Shares cancelled pursuant to Section 2.1(b) and Dissenting Shares), for exchange in accordance with this Article II, (i) book-entry shares representing the number of shares of Buyer Common Stock sufficient to pay the aggregate Stock Consideration pursuant to Section 2.1(c), (ii) cash in an amount sufficient to pay the aggregate Cash Consideration pursuant to Section 2.1(c) and (iii) cash in an amount sufficient to make all requisite payments of cash in lieu of fractional shares pursuant to Section 2.2(e) (such cash and book-entry shares representing shares of Buyer Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 2.2(c), the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Exchange Fund. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by the Buyer; provided, however, that (A) such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available) and (B) no gain or loss thereon shall affect the amounts payable hereunder. Without limiting the foregoing, the Buyer shall take all actions necessary to ensure that, at all times, the Exchange Fund includes (1) book-entry shares representing a number of shares of

Buyer Common Stock sufficient to pay the aggregate Stock Consideration and (2) cash sufficient to satisfy the Buyer’s obligation to pay the aggregate (x) Cash Consideration under this Agreement, (y) cash in lieu of fractional shares of Buyer Common Stock pursuant to Section 2.2(e) and (z) dividends or other distributions pursuant to Section 2.2(c). Any interest or other income from such investments (less any losses) shall be paid to and become income of the Buyer. Except to the extent contemplated by Section 2.2(g), the Exchange Fund shall not be used for any purpose other than as specified in this Section 2.2.

(b) Exchange Procedures.

(i) As promptly as practicable (and in any event within five (5) Business Days) after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of Company Shares entitled to receive the Merger Consideration pursuant to Section 2.1(c): (A) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Company Shares shall be deemed to pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof together with any required indemnity pursuant to Section 2.2(j)) or transfer of the Book-Entry Company Shares to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Certificates or transfer of the Book-Entry Company Shares pursuant to such letter of transmittal.

(ii) Upon (A) surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal properly completed and validly executed in accordance with the instructions thereto, or (B) receipt by the Exchange Agent of an “agent’s message” in the case of Book-Entry Company Shares and, in each case, such other documents as may be reasonably required pursuant to such instructions, the holder of such Company Shares shall receive promptly in exchange therefor cash in the amount equal to the Cash Consideration that such holder has the right to receive pursuant to Section 2.1(c), book-entry shares representing the Stock Consideration that such holder has the right to receive pursuant to Section 2.1(c), cash in lieu of any fractional shares of Buyer Common Stock such holder is entitled to receive pursuant to Section 2.2(e) and any dividends or other distributions such holder is entitled to receive pursuant to Section 2.2(c); and the Certificates or Book-Entry Company Shares so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Shares which is not registered in the transfer records of the Company, cash in the amount equal to the Cash Consideration that such holder has the right to receive pursuant to Section 2.1(c), book-entry shares representing the Stock Consideration that such holder has the right to receive pursuant to Section 2.1(c), cash in lieu of any fractional shares of Buyer Common Stock such holder is entitled to receive pursuant to Section 2.2(e) and any dividends or other distributions such holder is entitled to receive pursuant to Section 2.2(c) may be issued to a transferee if the Certificate or Book-Entry Company Shares representing such Company Shares are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by Section 2.1(c) and this Section 2.2, each Certificate or Book-Entry Company Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender, in each case, without interest, the Merger Consideration, cash in lieu of any fractional shares of Buyer Common Stock the holder of such Certificate or Book-Entry Company Share is entitled to receive pursuant to Section 2.2(e) and any dividends or other distributions such holder is entitled to receive pursuant to Section 2.2(c).

(c) Distributions with Respect to Unexchanged Shares of Buyer Common Stock. No dividends or other distributions declared or made with a record date after the Effective Time with respect to the Buyer Common Stock (and no cash payment in lieu of fractional shares of Buyer Common Stock pursuant to Section 2.2(e)) shall be paid to the holder of any unsurrendered Certificate or Book-Entry Company Share until the holder of such Certificate or Book-Entry Company Share shall surrender such Certificate or Book-Entry Company Share in accordance with Section 2.2(b). Subject to the effect of escheat, Tax or other applicable laws, following surrender of any such Certificate or Book-Entry Company Share in accordance with Section 2.2(b), there shall be paid to the record holder of shares of Buyer Common Stock issued in exchange therefor, without interest, at the appropriate payment date (or, if previously paid, promptly), the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender payable with respect to such shares of Buyer Common Stock and the amount of any cash payable in lieu of fractional shares of Buyer Common Stock pursuant to Section 2.2(e).

(d) No Further Rights in Company Common Stock. All Merger Consideration issued or paid upon surrender of Certificates or transfer of Book-Entry Company Shares in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.2(c) or Section 2.2(e)) shall be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the Company Shares formerly represented by such Certificates or Book-Entry Company Shares. If, after the Effective Time and subject to Section 2.2(h), Certificates or Book-Entry Company Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) No Fractional Company Shares. No certificates or scrip representing fractional shares of Buyer Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates or Book-Entry Company Shares, and such fractional share interests will not entitle the owner thereof to vote or to any other rights (including the right to receive dividends or other distributions of the Buyer) of a stockholder of the Buyer. Each holder of a fractional share interest (after taking into account all fractional share interests held by such holder) shall receive, in lieu thereof, an amount in cash (without interest, rounded to the nearest whole cent and subject to the amount of any withholding Taxes as contemplated in Section 2.2(i)) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the Average Buyer Stock Price. The parties hereto acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to the Buyer that would otherwise be caused by the issuance of fractional shares.

(f) Adjustments to Merger Consideration. The Merger Consideration (including the Exchange Ratio) shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities of a Subsidiary of the Buyer or the Company or of securities convertible into Buyer Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Buyer Common Stock or Company Common Stock occurring (or for which a record date is established) on or after the date hereof and prior to the Effective Time.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including proceeds of any investment thereof) that remains undistributed to the holders of Company Shares on the date that is two hundred seventy (270) days after the Effective Time shall be delivered to the Buyer, upon demand, and any holders of Company Shares who have not theretofore complied with this Article II shall thereafter be entitled to receive from the Buyer the Merger Consideration to which they are entitled pursuant to Section 2.1(c), any cash in lieu of fractional shares of Buyer Common Stock to which they are entitled pursuant to Section 2.2(e) and any dividends or other distributions with respect to the Buyer Common Stock to which they are entitled pursuant to Section 2.2(c).

(h) No Liability. None of the Exchange Agent, the Buyer or the Surviving Corporation shall be liable to any holder of Company Shares for any Merger Consideration from the Exchange Fund (or dividends or distributions with respect to Buyer Common Stock) or other cash delivered to a public official pursuant to the applicable requirements of any abandoned property, escheat or similar law. Any portion of the Exchange Fund remaining unclaimed by holders of Company Shares as of a date which is immediately prior to such time as such amounts would otherwise automatically escheat to or become property of any Governmental Entity pursuant to the applicable requirements of any abandoned property, escheat or similar law shall, to the extent permitted by applicable law, become the property of the Buyer free and clear of any claims or interest of any person previously entitled thereto.

(i) Withholding Rights and Obligations. Each of the Surviving Corporation, the Exchange Agent, the Buyer and the Merger Subsidiary shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules or regulations promulgated thereunder, any provision of applicable state, local or foreign Tax law or any other law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. If any withholding obligation may be avoided by such person providing information or documentation to the Surviving Corporation, the Exchange Agent, the Buyer or the Merger Subsidiary, such person may provide such information in a timely fashion and avoid any such withholding. Any amounts withheld pursuant to this Section 2.2(i) shall be promptly and timely paid over to the applicable Governmental Entity.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Buyer, the posting by such person of a bond, in such reasonable amount as the Buyer may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the Company Shares formerly represented by such Certificate to which the holder thereof is entitled pursuant to Section 2.1(c), any cash in lieu of fractional shares of Buyer Common Stock to which the holder thereof is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holder thereof is entitled pursuant to Section 2.2(c).

2.3 Stock Transfer Books.

At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company. At or after the Effective Time, any Certificates or Book-Entry Company Shares presented to the Exchange Agent or the Buyer for any reason shall be cancelled and exchanged for the Merger Consideration with respect to the Company Shares formerly represented by such Certificates or Book-Entry Company Shares to which the holders thereof are entitled pursuant to Section 2.1(c), any cash in lieu of fractional shares of Buyer Common Stock to which the holders of such Certificates or Book-Entry Company Shares are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c).

2.4 Appraisal Rights.

Notwithstanding anything in this Agreement to the contrary, any Company Shares that are issued and outstanding immediately prior to the Effective Time and are held by a stockholder (each, a “Dissenting Stockholder”) who is entitled to exercise, and properly exercises, dissenter’s rights with respect to such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or exchangeable for or represent the right to receive the Merger Consideration (except as provided in this Section 2.4) and shall entitle such Dissenting Stockholder only to payment of the fair value of such Dissenting Shares as may be determined to be due to the holder of such Dissenting Shares in accordance with Section 262 of the DGCL, unless and until such Dissenting Stockholder withdraws (in accordance with Section 262(k) of the DGCL) or effectively loses (through failure to perfect or otherwise) the right to appraisal. If any Dissenting Stockholder shall have effectively withdrawn (in accordance with Section 262(k) of the DGCL) or lost (through failure to perfect or otherwise) the right to appraisal, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such Dissenting Stockholder and each Right attached thereto shall be cancelled and converted into and represent the right to receive, without any interest thereon, the Merger Consideration in accordance with Article II hereof, less applicable withholding Taxes, if any, required to be withheld (as contemplated by Section 2.2(i)), any cash in lieu of fractional shares of Buyer Common Stock to which the holders of such Certificates or Book-Entry Company Shares are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c). From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to stockholders of record prior to the Effective Time). The Company shall not, except with the prior written consent of the Buyer, voluntarily make (or cause or permit to be made on its behalf)

any payment with respect to, or settle or offer to settle, or otherwise negotiate with, any Dissenting Stockholder regarding its exercise of dissenter’s rights prior to the Effective Time. The Company shall give the Buyer notice of any such demands prior to the Effective Time, and the Buyer shall have the right to participate in all negotiations and proceedings with respect to any exercise by any stockholder of dissenter’s rights. For the avoidance of doubt, the terms “Company Shares” and “Dissenting Shares,” as used in this Section 2.4, shall not include the Rights.

2.5 Tax Treatment.

The Buyer, the Merger Subsidiary and the Company agree and acknowledge that the Merger is intended to qualify as a “reorganization” described in Section 368(a)(2)(D) of the Code for United States federal income tax purposes.

2.6 Company Stock Plans.

(a) Prior to the Effective Time, the Company, through the Board of Directors of the Company (the “Company Board”) or an appropriate committee thereof, shall (i) cancel, effective immediately prior to the Effective Time, all outstanding options to purchase Company Common Stock (the “Company Stock Options”) awarded under any stock option plan or other equity-related plan or agreement of the Company (collectively, the “Company Stock Plans”); (ii) provide written notice of such cancellation to the holders of Company Stock Options; (iii) permit the holders of such Company Stock Options to exercise such awards to the extent such awards are then exercisable or otherwise vested through the point in time immediately prior to the Effective Time (unless such awards by their terms expire prior to such point in time, in which case such awards shall expire at such earlier point in time); and (iv) terminate all Company Stock Plans as of the point in time immediately prior to the Effective Time. Except as set forth in the immediately preceding sentence, the Company shall not alter or amend the terms and conditions of any Company Stock Options.

(b) At the Effective Time, all outstanding restricted stock awards, restricted stock units, performance share awards, stock appreciation rights and other equity instruments (collectively, excluding Company Stock Options, the “Other Company Equity Awards”) shall vest in full in accordance with their terms and shall automatically be converted into the right to receive the Merger Consideration and other amounts specified in this Article II, less, in the case of stock appreciation rights, the exercise price thereof. The Buyer shall (and shall cause the Surviving Corporation to), at all times from and after the Effective Time, maintain sufficient liquid funds to satisfy their obligations to the holders of Other Company Equity Awards. As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of an Other Company Equity Award a letter describing the treatment of and payment for such Other Company Equity Award pursuant to this Section 2.6(b) and providing instructions for use in obtaining payment for such Other Company Equity Award. The Surviving Corporation or the Buyer shall pay all amounts payable to any holder of an Other Company Equity Award under this Section 2.6(b) to such holder promptly following the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Merger Subsidiary that the statements contained in this Article III are true and correct, except as (a) disclosed in any Designated Company SEC Document to the extent it is reasonably apparent from a reading of such disclosure that such disclosure qualifies or applies to any such representation or warranty or (b) set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Merger Subsidiary on or before the date of this Agreement (the “Company Disclosure Schedule”).

3.1 Organization, Standing and Power.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concept is applicable) in each jurisdiction listed in Section 3.1 of the Company Disclosure Schedule, which jurisdictions constitute, as of the date of this Agreement, the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any material adverse change, event, circumstance or development (each, a “Change”) with respect to, or material adverse effect on, the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) resulting from, arising out of or attributable to the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Change (by itself or when aggregated or taken together with any and all other Changes) resulting from, arising out of or attributable to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(c) conditions (or changes in such conditions) in the industries in which any of the Company and its Subsidiaries conducts business;

(d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(f) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby;

(g) any actions taken or failure to take action, in each case, to which the Buyer has approved, consented to or requested; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement;

(h) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(i) any change, event, occurrence or development relating to the failure to receive any regulatory approvals for any products or products in development of the Company or any of its Subsidiaries or any other regulatory development affecting the products or products in development of the Company or any of its Subsidiaries;

(j) any change, event occurrence or development relating to the products or product candidates of any person (other than the Company and its Subsidiaries), including the entry into the market of products competitive with any of the products or products in development of the Company or any of its Subsidiaries;

(k) any fees or expenses incurred in connection with the transactions contemplated by this Agreement;

(l) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and

(m) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, including legal proceedings arising out of the Merger or in connection with any other transactions contemplated by this Agreement;

except to the extent such Changes resulting from, arising out of or attributable to the matters described in clauses (a), (b), (c), (d), (e) and (h) above have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated companies that conduct business in the countries and regions in the world and in the industries and markets in which the Company and its Subsidiaries conduct business (in which case, such Changes shall be taken into account only to the extent they are materially disproportionate when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur). For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in the prior sentence of this paragraph or Buyer Material Adverse Effect in Section 4.1. The Company has made available to the Buyer complete and accurate copies of the Certificate of Incorporation and By-laws of the Company. The Company is not a “shell company” within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock and 1,500,000 shares of preferred stock, $.01 par value per share (“Company Preferred Stock”), of which 100,000 shares are designated Series A Participating Cumulative Preferred Stock. The Company’s capital stock has the rights and privileges set forth in the Company’s Certificate of Incorporation. As of the close of business on the Business Day immediately prior to the date of this Agreement (the “Capitalization Date”), (i) 19,972,406 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company, and (iii) no shares of Company Preferred Stock were issued or outstanding.

(b) The Company has made available to the Buyer a complete and accurate list, as of the close of business on the Capitalization Date, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, the number of shares of Company Common Stock issued under such Company Stock Plan, the number of shares of Company Common Stock subject to outstanding options under such Company Stock Plan and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan; (ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price and the date of grant; and (iii) all Other Company Equity Awards, indicating with respect to each such Other Company Equity Award the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company

Common Stock subject to such Other Company Equity Award and the date of grant. All outstanding Company Stock Options and all outstanding Other Company Equity Awards are, or as of the Effective Time will be, fully vested. The Company has made available to the Buyer complete and accurate copies of all Company Stock Plans and the forms of all agreements evidencing Company Stock Options and Other Company Equity Awards, except for any variations in such forms that are not material.

(c) Except (x) as set forth in this Section 3.2 or (y) as reserved for future grants under Company Stock Plans, and (z) the rights (the “Company Rights”) issued and issuable under the Amended and Restated Rights Agreement dated as of October 28, 2008 between the Company and American Stock Transfer & Trust Company, LLC (the “Company Rights Plan”), as of the close of business on the Capitalization Date, (i) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding, (ii) there are no options, warrants, equity securities, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or agreement, and (iii) the Company does not have any outstanding phantom stock, performance-based rights or similar rights or obligations. Other than the Company Stockholder Agreements, neither the Company nor any of its Subsidiaries is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement (other than Sections 3.25 and 4.15), the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act. Except as contemplated by this Agreement, there are no registration rights, and, except for the Company Rights Plan or pursuant to applicable state takeover or similar laws, there is no rights agreement, “poison pill” anti-takeover plan or similar agreement to which the Company or any of its Subsidiaries is a party or by which it or they are bound.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Sections 3.2(b) and 3.2(c), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or other capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or similar financing arrangement) in the Company or any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business consistent in all material respects with past practice (the “Ordinary Course of Business”).

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of its organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(b) Each Subsidiary of the Company is a corporation or other entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its organization, has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation or other entity (to the extent such concept is applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable (to the extent such concepts are applicable) and free of preemptive rights under any provision of the state corporation statute of such Subsidiary’s jurisdiction of organization, such Subsidiary’s certificate of incorporation or by-laws (or other organizational documents) or any agreement to which such Subsidiary is a party or otherwise bound, and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, pledges, limitations on the Company’s voting rights or other encumbrances (“Liens”) (other than (i) mechanic’s, materialmen’s, landlord’s, supplier’s and similar Liens, (ii) Liens arising under worker’s compensation, retirement and similar legislation, (iii) Liens for Taxes not yet due and payable, and (iv) Liens arising from restrictions on transfer under applicable securities laws (collectively, “Permitted Liens”)). There are no outstanding or authorized options, warrants, rights or agreements to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements with respect to the voting of any capital stock of any Subsidiary of the Company.

(c) The Company has made available to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary of the Company.

(d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company, other than securities held for investment by the Company or any of its Subsidiaries.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company Board, at a meeting duly called and held, (i) determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and declared its advisability in accordance with the provisions of the DGCL, and (iii) directed that this Agreement be submitted to the stockholders of the Company for adoption and resolved to recommend that the stockholders of the Company adopt this Agreement. Assuming the accuracy of the Buyer’s and the Merger Subsidiary’s representations and warranties set forth in Section 4.15, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject only to the receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exceptions”).

(b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent, notice or waiver under, require the payment of a penalty under or result in the imposition of any Lien on the Company’s or any of its Subsidiary’s assets under any Company Material Contract or (iii) subject to obtaining the Company Stockholder Approval and the exceptions specified in clauses (i) through (vi) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, sublicense, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents, notices or waivers not obtained or delivered (as applicable), individually or in the aggregate, that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Joint Proxy Statement/Prospectus with the U.S. Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the filing of such reports, schedules or materials under the Exchange Act or the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws and the rules and regulations of The NASDAQ Stock Market LLC, (vi) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable environmental, health or safety laws, rules and regulations, including those of the U.S. Food and Drug Administration or any successor entity thereto, and (vii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

(d) Assuming the accuracy of the Buyer’s and the Merger Subsidiary’s representations and warranties set forth in Section 4.15, the affirmative vote for adoption of the Company Voting Proposal by the holders of at least a majority of the shares of Company Common Stock outstanding on the record date for the meeting of the Company’s stockholders to consider the Company Voting Proposal (the “Company Meeting”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed or furnished (as applicable) all registration statements, forms, reports, certifications and other documents required to be filed with or furnished to (as applicable) the SEC by the Company since January 1, 2010. All such registration statements, forms, reports, certifications and other documents required to be filed or furnished by the Company since January 1, 2010 (including those that the Company may file after the date hereof until the Closing, but excluding, for the avoidance of doubt, the Registration Statement, the Joint Proxy Statement/Prospectus and any Regulation M-A Filing, in each case other than information to be supplied in writing to the Buyer by or on behalf of the Company specifically for inclusion therein) are referred to herein as the “Company SEC Documents.” The Company has made available to the Buyer copies of all comment letters received by the Company from the staff of the SEC prior to the date hereof with respect to all Company SEC Documents and all responses to such comment letters by or on behalf of the Company filed by the Company with the SEC prior to the date hereof. The Company SEC Documents (i) were or will be filed or furnished on a timely basis, (ii) at the time filed or furnished, complied, or will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (iii) did not or will not at the time they were or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Documents or necessary in order to make the statements in such Company SEC Documents, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any notes or schedules thereto) contained or to be contained in the Company SEC Documents at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X), (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods indicated, all in accordance with GAAP, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The consolidated audited balance sheet of the Company as of December 31, 2012 is referred to herein as the “Company Balance Sheet.”

(c) Ernst & Young LLP, the Company’s current auditors, is and has been at all times since its engagement by the Company (i) “independent” with respect to the Company within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

(d) The information to be supplied in writing to the Buyer by or on behalf of the Company specifically for inclusion in the registration statement on Form S-4 to be filed by the Buyer pursuant to which shares of Buyer Common Stock issued in connection with the Merger shall be registered under the Securities Act (the “Registration Statement”), or specifically for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a “Regulation M-A Filing”), shall not at the time the Registration Statement or any such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied in writing by or on behalf of the Company specifically for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of the Company and the Buyer (the “Joint Proxy Statement/Prospectus”) in connection with (i) the Company

Meeting and (ii) the meeting of the Buyer’s stockholders (the “Buyer Meeting”) to (x) consider the issuance of shares of Buyer Common Stock (the “Buyer Voting Proposal”) under the rules of The NASDAQ Stock Market LLC and (y) consider an amendment to the Buyer’s 2005 Stock Incentive Plan, as amended, to increase the number of shares of Buyer Common Stock subject to such plan by at least 2,000,000 shares (or the adoption of a new stock incentive plan with the same effect) (the “Buyer Equity Plan Proposal”) under the rules of The NASDAQ Stock Market LLC (collectively, the approvals required by the foregoing clauses (x) and (y), the “Buyer Stockholder Approval”), shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Company or the Buyer, or at the time of the Company Meeting or the Buyer Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting or the Buyer Meeting which has become false or misleading.

3.6 No Undisclosed Liabilities; Indebtedness.

Except as disclosed in the Company Balance Sheet and except for liabilities incurred since the date of the Company Balance Sheet in the Ordinary Course of Business, the Company and its Subsidiaries do not have any liabilities of any nature required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, individually or in the aggregate, that have had, or would reasonably be expected to result in, a Company Material Adverse Effect.

3.7 Absence of Certain Changes or Events.

Except as contemplated by this Agreement, (a) since the date of the Company Balance Sheet, there has not been any Change, individually or in the aggregate, that has had, or would reasonably be expected to result in, a Company Material Adverse Effect and (b) between the date of the Company Balance Sheet and the date of this Agreement, there has not been any action or event that would have required the consent of the Buyer pursuant to Section 5.1(b) (other than (i) clauses (x) or (xi) thereof or (ii) to the extent related to any such clause, clause (xv) of Section  5.1(b)) had such action or event occurred during the Pre-Closing Period.

3.8 Taxes.

(a) Each of the Company and its Subsidiaries has properly filed on a timely basis all material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Each of the Company and its Subsidiaries has paid on a timely basis all material Taxes that were due and payable. The accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet are appropriate under GAAP to reflect any unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet, and all unpaid Taxes of the Company and each Subsidiary of the Company for all Tax periods commencing after the date of the Company Balance Sheet arose in the Ordinary Course of Business. Neither the Company nor any Subsidiary of the Company (i) has any actual or potential material liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Company or any Subsidiary of the Company, or (ii) is a party to or bound by any material Tax indemnity, Tax sharing, Tax allocation or similar agreement, except in each case for customary commercial leases or contracts entered into in the Ordinary Course of Business and liabilities thereunder. All material Taxes that the Company or any Subsidiary of the Company was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity. As used in this Agreement, “Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof, and “Tax Returns” shall mean any and all reports, returns, or declarations relating to Taxes filed or required to be filed with any Governmental Entity, including any schedule or attachment thereto, including any amendment thereof.

(b) The Company has made available to the Buyer complete and correct copies of all income and other material Tax Returns of the Company and any Subsidiary of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired. The federal income Tax Returns of the Company and, to the extent applicable, each Subsidiary of the Company have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8(b) of the Company Disclosure Schedule. As of the date of this Agreement, (i) no examination or audit of any Tax Return of the Company or any Subsidiary of the Company by any Governmental Entity is currently in progress, and the Company has not been informed in writing that any such examination or audit is threatened or contemplated and (ii) neither the Company nor any Subsidiary of the Company has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or any Subsidiary of the Company was required to file any material Tax Return that was not filed. Neither the Company nor any Subsidiary of the Company has waived any statute of limitations with respect to any material Taxes or agreed to extend the period for assessment or collection of any material Taxes, which waiver or agreement to extend is still in effect.

(c) There are no adjustments under Section 481 of the Code (or any similar adjustments under any corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company or any Subsidiary of the Company in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

(d) Neither the Company nor any Subsidiary of the Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(e) Neither the Company nor any Subsidiary of the Company has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary of the Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(f) There are no Liens with respect to Taxes (other than Taxes not yet due and payable) upon any of the assets or properties of the Company or any Subsidiary of the Company.

(g) Neither the Company nor any Subsidiary of the Company has engaged in any “reportable transaction” or any “listed transaction” for purposes of Treasury Regulations, Section 1.6011-4(b).

3.9 Owned and Leased Real Properties.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of the addresses of all real property owned by the Company or any Subsidiary of the Company (the “Real Estate”). The identified owner has good title to such parcel of Real Estate, free and clear of any Liens, other than (i) Liens that do not materially impair the use or occupancy of such parcel of Real Estate, (ii) Liens reflected in title records or reports made available to the Buyer or (iii) Permitted Liens. To the Company’s knowledge as of the date hereof, there is no pending condemnation or eminent domain proceeding with respect to the Real Estate.

(b) The Real Estate complies in all material respects with the requirements of all applicable building, zoning, subdivision and all other applicable statutes, laws, codes, ordinances, rules, orders and regulations (collectively, “Governmental Regulations”). As of the date hereof, there is no action pending or threatened by any Governmental Entity against the Company or any Subsidiary of the Company claiming that the Real Estate violates in any material respect any Governmental Regulations or threatening to shut down the business of the Company or any of its Subsidiaries.

(c) The Company has made available to the Buyer copies of all title insurance policies, surveys and material engineering reports in the Company’s possession and prepared with respect to the Real Estate since January 1, 2010. To the Company’s knowledge, such copies are complete and accurate.

(d) Section 3.9(d) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively “Company Leases”), and the location of the premises. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries.

3.10 Intellectual Property.

(a) The Company and its Subsidiaries own, or license or otherwise possess legally enforceable rights to use, all Intellectual Property used or necessary to conduct the business of the Company and its Subsidiaries as currently conducted, except for any failure to so own, license or otherwise have a legally enforceable right to use, individually or in the aggregate, that has not resulted, and would not reasonably be expected to result, in a Company Material Adverse Effect. For purposes of this Agreement, (i) “Intellectual Property” means (A) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (B) applications for and registrations of patents, trademarks, service marks, trade names, domain names, copyrights and designs, (C) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (D) other tangible or intangible proprietary or confidential information and materials; provided, however, that “Intellectual Property” excludes generally commercially available, off-the-shelf software programs licensed pursuant to shrinkwrap or “click-and-accept” licenses; (ii) “Company Owned Intellectual Property” means any Intellectual Property owned by the Company or any of its Subsidiaries, alone or jointly with others, that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole; and (iii) “Third Party Intellectual Property” means any Intellectual Property, other than Company Owned Intellectual Property, that is licensed by any third party to the Company or any of its Subsidiaries and that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole.

(b) Section 3.10(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of the patents, patent applications, copyright registrations, trademarks, service marks, trademark registration applications, service mark registration applications and domain names included in the Company Owned Intellectual Property, and Section 3.10(b)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of the patents and patent applications included in the Third Party Intellectual Property.

(c) To the Company’s knowledge, all issued patents and registered trademarks, registered service marks and registered copyrights included in the Company Owned Intellectual Property are valid and subsisting. The Company and its Subsidiaries have taken measures that they believe to be reasonable to protect the confidential nature of the trade secrets included in the Company Owned Intellectual Property. To the Company’s knowledge, no other person or entity is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any of rights of the Company or any of its Subsidiaries in any of the Third Party Intellectual Property which is exclusively licensed to the Company, except in each case for any such infringement, violation, or misappropriation, individually or in the aggregate, that has not resulted, and would not reasonably be expected to result, in a liability that is material to the Company and its Subsidiaries, taken as a whole.

(d) Between January 1, 2010 and the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written complaint, claim or notice alleging that any of the activities conducted by the Company or any of its Subsidiaries in developing, manufacturing or commercializing any of the products sold by the Company or any of its Subsidiaries since January 1, 2010 infringes, violates or constitutes a misappropriation of, in any material respect, any Intellectual Property of any third party.

3.11 Agreements, Contracts and Commitments; Government Contracts.

(a) The Company has made available to the Buyer complete and accurate copies (or summaries with respect to any oral contracts) of each of the following contracts to which the Company or any Subsidiary of the Company is a party on the date of this Agreement, in each case to the extent that the Company or any such Subsidiary has any material rights or obligations remaining thereunder (collectively, the “Company Material Contracts”):

(i) each employment, agency or consulting agreement providing for base annual cash compensation in any future period in excess of $125,000 and any collective bargaining agreement;

(ii) each distributor, reseller, OEM, dealer, manufacturer’s representative, broker, sales agency, advertising agency, finder’s, manufacturing or assembly agreement that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii) each agreement or group of related agreements with the same party for the purchase of products or services by the Company or any Subsidiary with an undelivered balance in excess of $250,000, other than any such agreement that is terminable on notice of 90 days or less without a material liability to the Company or any Subsidiary of the Company;

(iv) each agreement or group of related agreements with the same party for the sale of products or services by the Company or any of its Subsidiaries with an undelivered balance in excess of $250,000, other than any such agreement that is terminable on notice of 90 days or less without a material liability to the Company or any Subsidiary of the Company;

(v) each lease of personal property with aggregate annual payments in excess of $100,000;

(vi) each agreement for the sale of any capital assets with a value in excess of $250,000;

(vii) each agreement for capital expenditures in excess of $250,000;

(viii) each mortgage, indenture, guarantee, loan, credit or security agreement or other agreement evidencing indebtedness for borrowed money, in each case other than a loan by the Company to any Subsidiary of the Company;

(ix) each agreement providing for any surety bond or letter of credit in excess of $50,000 required to be maintained by the Company or any of its Subsidiaries;

(x) each noncompetition or other agreement that would prohibit the Company or any of its Subsidiaries from freely engaging anywhere in the world in any business that is currently conducted by the Company or any of its Subsidiaries and that is material to the Company and its Subsidiaries, taken as a whole;

(xi) each agreement providing for the establishment or operation of a partnership, joint venture, limited liability company or unlimited liability company with any third party;

(xii) each license agreement with annual aggregate payments or receipts in the 12-month period ended December 31, 2012 in excess of $100,000 (or any license agreement that would reasonably be expected to result in aggregate payments or receipts in the 12-month period ending December 31, 2013 in excess of

$100,000) pursuant to which the Company or any of its Subsidiaries (A) grants to any third party the right to use any Company Owned Intellectual Property or (B) is granted by any third party the right to use any Third Party Intellectual Property;

(xiii) each Company Lease; and

(xiv) each “material contract” as described in Item 601(b)(10) of the SEC’s Regulation S-K.

(b) Each Company Material Contract is in full force and effect and is enforceable against the Company or any of its Subsidiaries (as the case may be) and, to the Company’s knowledge, each other party thereto, in each case subject to the Bankruptcy and Equity Exceptions. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party to any Company Material Contract is in material violation of or in material default under any Company Material Contract.

(c) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

(d) Since January 1, 2010, neither the Company nor any of its Subsidiaries is or has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; between January 1, 2010 and the date of this Agreement, the Company has not received written notice that any such suspension or debarment has been initiated or threatened. Between January 1, 2010 and the date of this Agreement, (i) neither the Company nor any of its Subsidiaries has received written notice that it has been investigated, other than in the course of routine audits, by the U.S. Government Accountability Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity or any similar agencies or instrumentalities of any foreign Governmental Entity, in each case with respect to any Company Material Contract to which any Governmental Entity is a party, and (ii) to the Company’s knowledge, no such investigation has been threatened. Neither the Company nor any of its Subsidiaries is a party to any agreements or contracts that require it to obtain or maintain a security clearance with any Governmental Entity.

3.12 Litigation; Product Liability.

To the Company’s knowledge, there is no action, suit, proceeding, arbitration or investigation pending or threatened against the Company or any of its Subsidiaries which (a) seeks either damages in excess of $250,000 or material equitable relief or (b) challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no material adverse judgments, orders or decrees outstanding against the Company or any of its Subsidiaries that specifically name the Company or any of its Subsidiaries. To the Company’s knowledge, no product liability claims have been asserted or threatened against the Company or any of its Subsidiaries relating to products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Company or any of its Subsidiaries, except for any such claims, individually or in the aggregate, that are not material to the business of the Company and its Subsidiaries, taken as a whole.

3.13 Environmental Matters.

(a) Each of the Company and its Subsidiaries has complied in all material respects with all applicable Environmental Laws. As of the date of this Agreement, there is no pending or, to the Company’s knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries has any material liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment in violation of any Environmental Law.

(c) Neither the Company nor any of its Subsidiaries is a party to or bound by any material court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d) The Company has made available to the Buyer copies of all documents (whether in hard copy or electronic form) that contain any material environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any of its Subsidiaries (whether conducted by or on behalf of the Company or any of its Subsidiaries or a third party, and whether done at the initiative of the Company or any of its Subsidiaries or directed by a Governmental Entity or other third party) which the Company has possession of or reasonable access to. A complete and accurate copy of each such document has been made available to the Buyer.

(e) The Company has no knowledge of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any of its Subsidiaries.

(f) The representations and warranties set forth in this Section 3.13 are the Company’s sole and exclusive representations and warranties regarding environmental matters.

(g) For purposes of this Agreement, “Environmental Law” means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

(h) For purposes of this Agreement, “Materials of Environmental Concern” means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all Employee Benefit Plans, whether or not subject to ERISA, sponsored, maintained, contributed to or required to be contributed to by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates for the benefit of any current or former employee, independent contractor, consultant or director of the Company or any of its Subsidiaries or any of their ERISA Affiliates (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any “employee benefit plan” (as defined in Section 3(3) of ERISA), and any other written or oral plan, funded or unfunded, agreement or arrangement involving material direct or indirect compensation applicable to more than one person, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, restricted stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974; and (iii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

(b) With respect to each Company Employee Plan, the Company has made available to the Buyer a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plans which are, in the aggregate, material) and all amendments thereto in each case that are in effect as of the date hereof, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) each trust agreement, funding arrangements, group annuity or insurance contracts, and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent financial statements for each Company Employee Plan that is funded, (v) the most recent report regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code, and (vi) the most recent determination letter or opinion letter received regarding the tax qualified status of each Company Employee Plan. The Company has also made available to the Buyer each employee handbook of the Company or any of its Subsidiaries.

(c) Each Company Employee Plan is being and since January 1, 2010 has been established, maintained and administered in all material respects in accordance with (i) ERISA, (ii) the Code, (iii) all other applicable laws and the regulations thereunder and (iv) its terms, and each of the Company, the Company’s Subsidiaries and their respective ERISA Affiliates has, since January 1, 2010, in all material respects met its obligations under clauses (i), (ii) and (iii) of this Section 3.14(c) with respect to each Company Employee Plan.

(d) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters or may rely on opinion letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter or opinion letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

(e) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to the minimum funding standard of Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA or foreign law, or (ii) ever been obligated to contribute to or had any liability or obligation in respect of a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or a “multiple employer plan” within the meaning of Section 413(c) of the Code. No Company Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. Except for the Company Stock Plans and the Palomar Medical Technologies, Inc. 401(k) Plan, no Company Employee Plan holds securities issued by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates.

(f) Neither the Company nor any of its Subsidiaries is a party to any (i) agreement with any stockholders, director or executive officer of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director or executive officer; (ii) agreement, plan or arrangement under which any person is entitled to receive payments from the Company or any of its Subsidiaries that would reasonably be expected to be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; or (iii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, restricted stock unit plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. The Company has made available to the Buyer any information in the possession of the Company as of the date of this Agreement that, to the Company’s knowledge, is necessary to accurately calculate any excise tax due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement for which the Company or the Buyer may directly or indirectly become liable and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by this Agreement.

(g) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by COBRA or other applicable law. Neither the Company nor its Subsidiaries nor its ERISA Affiliates has any material liability to provide post-termination or retiree welfare benefits to any person or, to the Company’s knowledge, ever represented, promised or contracted to any Company employee (either individually or to the Company employees as a group) or any other person that such Company employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable law.

(h) Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and IRS Notice 2005-1 and all other applicable regulatory guidance (including proposed regulations, notices, rulings and final regulations). No Company Employee Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83. To the Company’s knowledge, no stock option or equity unit option granted under any Company Employee Plan has an exercise price that has been less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

(i) No Company Employee Plan is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity. In the event a Company Employee Plan has within three years prior to the date hereof been the subject of an examination or audit by a Governmental Entity, or the Company or any of its Subsidiaries has entered into a formal correction program, the Company has made any and all required corrections and has made available to the Buyer all compliance or no action letters received in connection therewith.

(j) Each of the Company and its Subsidiaries complies in all material respects with applicable requirements, including fair share reporting obligations, of the Massachusetts Health Care Reform Act. Each of the Company and its Subsidiaries complies in all material respects with applicable requirements of COBRA or any similar state statute with respect to each Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

3.15 Compliance With Laws.

The Company and each of its Subsidiaries has since January 1, 2010 complied in all material respects with, is not in material violation of, and, as of the date of this Agreement, has not received any notice alleging any material violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets.

3.16 Permits.

The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities that are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as now being conducted (the “Company Permits”). The Company and each of its Subsidiaries are in compliance in all material respects with the terms of the Company Permits. No Company Permit shall cease to be effective solely as a result of the consummation of the transactions contemplated by this Agreement.

3.17 Labor Matters.

(a) The Company has made available to the Buyer a list of all employees of the Company and each of its Subsidiaries whose current base salary exceeds $125,000 per year, along with the position and the annual rate of base salary and cash bonus opportunity of each such person. Each current or past employee of the Company or any of its Subsidiaries has entered into a confidentiality and assignment of inventions agreement with the Company, a copy or form of which has previously been made available to the Buyer. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or similar contract or agreement with a labor union or labor organization. To the Company’s knowledge, neither the Company nor any of its Subsidiaries is, as of the date of this Agreement, the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor, as of the date of this Agreement, is there pending or, to the Company’s knowledge, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The Company and each Subsidiary are in compliance in all material respects with all applicable laws relating to the hiring and employment of employees. The Company has made available to the Buyer a list of all employees of the Company who, to the Company’s knowledge, are not citizens or lawful permanent residents of the United States.

(b) No employee of the Company or any of its Subsidiaries (i) has an employment agreement providing any term of employment or compensation guarantee, or providing severance benefits or other benefits following the termination of employment, (ii) to the Company’s knowledge, is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, or (iii) in the case of any key employee or group of key employees, has, as of the date of this Agreement, given written notice to the Company or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company.

3.18 Insurance.

The Company has paid in full all premiums due on each insurance policy that is maintained by the Company or any Subsidiary of the Company and that is material to the business of the Company and its Subsidiaries, taken as a whole (a “Material Insurance Policy”). None of the Material Insurance Policies shall terminate or lapse solely by reason of the consummation of the transactions contemplated by this Agreement. The Company and each of its Subsidiaries have complied in all material respects with the provisions of each Material Insurance Policy under which it is the insured party. As of the date hereof, no insurer under any Material Insurance Policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. The Company has made available to the Buyer a copy of the loss run reports of each Material Insurance Policy for the period between January  1, 2010 and the date of this Agreement.

3.19 Customers and Suppliers.

The Company has made available to the Buyer an accurate and complete breakdown of the revenues received from each customer of the Company or any of its Subsidiaries that represented 2% or more of the Company’s consolidated revenues in the fiscal years ended December 31, 2011 or 2012, and, as of the date of this Agreement, no such customer has indicated in writing to the Company or any of its Subsidiaries that it will stop buying materials, products or services from the Company or any of its Subsidiaries. As of the date of this Agreement, no material supplier or exclusive supplier of the Company or any of its Subsidiaries has indicated in writing to the Company or any of its Subsidiaries that it will stop supplying materials, products or services to them.

3.20 Opinion of Financial Advisor.

The financial advisor of the Company, Canaccord Genuity, Inc. (“Canaccord Genuity”), has delivered to the Company Board an opinion dated the date of this Agreement to the effect that, as of such date, and based upon and subject to the assumptions set forth therein, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, a signed copy of which opinion will be delivered to the Buyer promptly following the date of this Agreement.

3.21 Section 203 of the DGCL Not Applicable.

Assuming the accuracy of the Buyer’s and the Merger Subsidiary’s representations and warranties set forth in Section 4.15, the Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, the Company Stockholder Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or the Company Stockholder Agreements.

3.22 Rights Agreement.

The Company has duly entered into an amendment to the Company Rights Plan in the form attached as Exhibit E (the “Rights Agreement Amendment”), a signed copy of which has been made available to the Buyer.

3.23 Brokers.

No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action or agreement of the Company or any of its Subsidiaries, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Canaccord Genuity. The Company has made available to the Buyer a complete and accurate copy of all agreements pursuant to which Canaccord Genuity is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

3.24 Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes-Oxley Act of 2002.

(a) The Company maintains internal control over financial reporting which is designed to provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets, (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company and its Subsidiaries is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b) The Company maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are designed to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(c) The Company has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company.

3.25 Ownership of Buyer Common Stock.

None of the Company or any of the Company’s “affiliates” or “associates” directly or indirectly “owns,” beneficially or otherwise, and at all times during the three-year period prior to the date of this Agreement, none of the Company or any of the Company’s “affiliates” or “associates” directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Buyer Common Stock, as those terms are defined in Section 203 of the DGCL.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE

MERGER SUBSIDIARY

The Buyer and the Merger Subsidiary, jointly and severally, represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as (a) disclosed in any Designated Buyer SEC Document to the extent it is reasonably apparent from a reading of such disclosure that such disclosure qualifies or applies to any such representation or warranty or (b) set forth herein or in the disclosure schedule delivered by the Buyer and the Merger Subsidiary to the Company on or before the date of this Agreement (the “Buyer Disclosure Schedule”).

4.1 Organization, Standing and Power.

The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concept is applicable) in each jurisdiction listed in Section 4.1 of the Buyer Disclosure Schedule, which jurisdictions constitute, as of the date of this Agreement, the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and would not reasonably be expected to result in, a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse Change with respect to, or material adverse effect on the business, assets, financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) resulting from, arising out of or attributable to the following shall be deemed to be or constitute a “Buyer Material Adverse Effect,” and no Change (by itself or when aggregated or taken together with any and all other Changes) resulting from, arising out of or attributable to any of the following shall be taken into account when determining whether a “Buyer Material Adverse Effect” has occurred or may, would or could occur:

(a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(c) conditions (or changes in such conditions) in the industries in which any of the Buyer and its Subsidiaries conducts business;

(d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(f) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby;

(g) any actions taken or failure to take action, in each case, to which the Company has approved, consented to or requested; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement;

(h) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(i) any change, event, occurrence or development relating to the failure to receive any regulatory approvals for any of the products or products in development of the Buyer or any of its Subsidiaries or any other regulatory development affecting the products or products in development of the Buyer or any of its Subsidiaries;

(j) any change, event occurrence or development relating to the products or product candidates of any person (other than the Buyer and its Subsidiaries), including the entry into the market of products competitive with any of the products or products in development of the Buyer or any of its Subsidiaries;

(k) any fees or expenses incurred in connection with the transactions contemplated by this Agreement;

(l) changes in the Buyer’s stock price or the trading volume of the Buyer’s stock, or any failure by the Buyer to meet any public estimates or expectations of the Buyer’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Buyer to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and

(m) any legal proceedings made or brought by any of the current or former stockholders of the Buyer (on their own behalf or on behalf of the Buyer) against the Buyer, including legal proceedings arising out of the Merger or in connection with any other transactions contemplated by this Agreement;

except to the extent such Changes resulting from, arising out of or attributable to the matters described in clauses (a), (b), (c), (d), (e) and (h) above have a materially disproportionate adverse effect on the Buyer and its Subsidiaries, taken as a whole, as compared to other similarly situated companies that conduct business in the countries and regions in the world and in the industries and markets in which the Buyer and its Subsidiaries conduct business (in which case, such Changes shall be taken into account only to the extent they are materially disproportionate when determining whether a “Buyer Material Adverse Effect” has occurred or may, would or could occur). The Buyer has made available to the Company complete and accurate copies of the Certificate of Incorporation and By-laws of the Buyer. The Buyer is not a “shell company” within the meaning of Rule 405 promulgated under the Securities Act.

4.2 Capitalization.

(a) The authorized capital stock of the Buyer consists of (i) 61,500,000 shares of Buyer Common Stock, (ii) 8,500,000 shares of Class B common stock, $0.001 par value per share (the “Buyer Class B Common Stock”), and (iii) 5,000,000 shares of preferred stock, $0.001 par value per share (the “Buyer Preferred Stock”).

The Buyer’s capital stock has the rights and privileges set forth in the Buyer’s Certificate of Incorporation. As of the close of business on the Capitalization Date, (i) 16,190,521 shares of Buyer Common Stock were issued and outstanding, (ii) no shares of Buyer Class B Common Stock or Buyer Preferred Stock were issued or outstanding, and (iii) 233,106 shares of Buyer Common Stock were held in the treasury of the Buyer.

(b) The Buyer has made available to the Company a complete and accurate list, as of the close of business on the Capitalization Date, of all stock option plans or other equity-related plans or agreements of the Buyer (the “Buyer Stock Plans”), indicating for each Buyer Stock Plan, the number of shares of Buyer Common Stock issued under such Buyer Stock Plan, the number of shares of Buyer Common Stock subject to outstanding options under such Buyer Stock Plan and the number of shares of Buyer Common Stock reserved for future issuance under such Buyer Stock Plan. The Buyer has made available to the Company complete and accurate copies of all Buyer Stock Plans and the forms of all agreements evidencing options to purchase Buyer Common Stock (the “Buyer Stock Options”), except for any variations in such forms that are not material.

(c) Except (x) as set forth in this Section 4.2 or in Section 4.2 of the Buyer Disclosure Schedule, (y) as contemplated by this Agreement or (z) as reserved for future grants under Buyer Stock Plans, as of the close of business on the Capitalization Date, (i) there are no equity securities of any class of the Buyer, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding, (ii) there are no options, warrants, equity securities, calls, rights or agreements to which the Buyer or any of its Subsidiaries is a party or by which the Buyer or any of its Subsidiaries is bound obligating the Buyer or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Buyer or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Buyer or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or agreement, and (iii) the Buyer does not have any outstanding phantom stock, performance-based rights or similar rights or obligations. Other than the Buyer Stockholder Agreements, neither the Buyer nor any of its Subsidiaries is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) of any shares of capital stock or other equity interests of the Buyer. Except as contemplated by this Agreement, there are no registration rights, and, except pursuant to applicable state takeover or similar laws, there is no rights agreement, “poison pill” anti-takeover plan or similar agreement to which the Buyer or any of its Subsidiaries is a party or by which it or they are bound.

(d) All outstanding shares of Buyer Common Stock are, and all shares of Buyer Common Stock subject to issuance as specified in Sections 4.2(b) and 4.2(c) or pursuant to Article II, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Buyer’s Certificate of Incorporation or By-laws or any agreement to which the Buyer is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Buyer Common Stock or other capital stock of the Buyer or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or similar financing arrangement) in the Buyer or any Subsidiary of the Buyer or any other entity, other than guarantees of bank obligations of Subsidiaries of the Buyer entered into in the Ordinary Course of Business.

4.3 Subsidiaries.

(a) Section 4.3 of the Buyer Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Buyer: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of its organization.

(b) Each Subsidiary of the Buyer is a corporation or other entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its organization, has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation or other entity (to the extent such concept is applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and would not reasonably be expected to result in, a Buyer Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Buyer are duly authorized, validly issued, fully paid and nonassessable (to the extent such concepts are applicable) and free of preemptive rights under any provision of the state corporation statute of such Subsidiary’s jurisdiction of organization, such Subsidiary’s certificate of incorporation or by-laws (or other organizational documents) or any agreement to which such Subsidiary is a party or otherwise bound, and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Buyer has the power to cause to be transferred for no or nominal consideration to the Buyer or the Buyer’s designee) are owned, of record and beneficially, by the Buyer or another of its Subsidiaries free and clear of all Liens (other than Permitted Liens). There are no outstanding or authorized options, warrants, rights or agreements to which the Buyer or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Buyer. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Buyer. There are no voting trusts, proxies or other agreements with respect to the voting of any capital stock of any Subsidiary of the Buyer.

(c) The Buyer has made available to the Company complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary of the Buyer.

(d) The Buyer does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability Buyer, joint venture, trust or other business association or entity which is not a Subsidiary of the Buyer, other than securities held for investment by the Buyer or any of its Subsidiaries.

4.4 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and the Merger Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Buyer (the “Buyer Board”), at a meeting duly called and held, (i) determined that the Merger is fair to, and in the best interests of, the Buyer and its stockholders and (ii) directed that the Buyer Voting Proposal be submitted to the stockholders of the Buyer for their approval and resolved to recommend that the stockholders of the Buyer vote in favor of the Buyer Voting Proposal. Prior to the mailing of the Joint Proxy Statement/Prospectus to the Buyer’s stockholders, the Buyer Board, at a meeting to be duly called and held, will direct that the Buyer Equity Plan Proposal be submitted to the stockholders of the Buyer for their approval and will resolve to recommend that the stockholders of the Buyer vote in favor of the Buyer Equity Plan Proposal. Assuming the accuracy of the Company’s representations and warranties set forth in Section 3.25, the execution and delivery of this Agreement by the Buyer and the Merger Subsidiary and the consummation by the Buyer and the Merger Subsidiary of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Merger Subsidiary, subject to the adoption of this Agreement by the Buyer in its capacity as the sole stockholder of the Merger Subsidiary. The Buyer agrees to take all required action to so adopt this Agreement promptly following the execution of this Agreement. This Agreement has been duly executed and delivered by each of the Buyer and the Merger Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Merger Subsidiary, enforceable against them in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(b) The execution and delivery of this Agreement by each of the Buyer and the Merger Subsidiary do not, and the consummation by the Buyer and the Merger Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or of the charter, by-laws, or other organizational document of any Subsidiary of the Buyer, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent, notice or waiver under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or any of its Subsidiary’s assets under any contract or agreement that is material to the business of the Buyer and its Subsidiaries, taken as a whole, or (iii) subject to obtaining the Buyer Stockholder Approval and the exceptions specified in clauses (i) through (vii) of Section 4.4(c), conflict with or violate any permit, concession, franchise, license, sublicense, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents, notices or waivers not obtained or delivered (as applicable), individually or in the aggregate, that have not had, and would not reasonably be expected to result in, a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Buyer Common Stock are listed for trading is required by or with respect to the Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Buyer or the Merger Subsidiary or the consummation by the Buyer or the Merger Subsidiary of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iv) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (v) the filing of such reports, schedules or materials under the Exchange Act or the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (vi) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, (vii) the filing with The NASDAQ Stock Market LLC of a Listing of Additional Shares Notification Form with respect to the shares of Buyer Common Stock issuable in connection with the Merger, and (viii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, individually or in the aggregate, would not reasonably be expected to result in a Buyer Material Adverse Effect.

(d) Assuming the accuracy of the Company’s representations and warranties set forth in Section 3.25, the affirmative vote for adoption of each of the Buyer Voting Proposal and the Buyer Equity Plan Proposal by the holders of at least a majority of the shares of Buyer Common Stock present or represented by proxy and voting affirmatively or negatively at the Buyer Meeting is the only vote of the holders of any class or series of the Buyer’s capital stock or other securities necessary for the approval of the Buyer Voting Proposal and the Buyer Equity Plan Proposal, respectively, and for the consummation by the Buyer of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Buyer may vote.

4.5 SEC Filings; Financial Statements; Information Provided.

(a) The Buyer has filed or furnished (as applicable) all registration statements, forms, reports, certifications and other documents required to be filed with or furnished to (as applicable) the SEC by the Buyer since January 1, 2010. All such registration statements, forms, reports, certifications and other documents required to be filed or furnished by the Buyer since January 1, 2010 (including those that the Buyer may file after the date hereof until the Closing) are referred to herein as the “Buyer SEC Documents.” The Buyer has made available to the Company copies of all comment letters received by the Buyer from the staff of the SEC prior to the date hereof with respect to all Buyer SEC Documents and all responses to such comment letters by or on behalf of the Buyer filed by the Buyer with the SEC prior to the date hereof. The Buyer SEC Documents (i) were or will be filed or furnished on a timely basis, (ii) at the time filed or furnished, complied, or will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents, and (iii) did not or will not at the time they were or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Documents or necessary in order to make the statements in such Buyer SEC Documents, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Buyer is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any notes or schedules thereto) contained or to be contained in the Buyer SEC Documents at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X), (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Buyer and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods indicated, all in accordance with GAAP, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The consolidated audited balance sheet of the Buyer as of December 31, 2012 is referred to herein as the “Buyer Balance Sheet.”

(c) Ernst & Young LLP, the Buyer’s current auditors, is and has been at all times since its engagement by the Buyer (i) “independent” with respect to the Buyer within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

(d) The information included in the Registration Statement or in any Regulation M-A Filing (except, in each case, for information to be supplied in writing to the Buyer by or on behalf of the Company specifically for inclusion in the Registration Statement or specifically for inclusion in any Regulation M-A Filing, as to which the Buyer makes no representation and which shall not constitute part of the Buyer SEC Documents for purpose of this Agreement) shall not at the time the Registration Statement or any such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information included in the Joint Proxy Statement/Prospectus (except for information to be supplied in writing by or on behalf of the Company specifically for inclusion in the Joint Proxy Statement/Prospectus) shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Buyer or the Company, or at the time of the Buyer Meeting or the Company Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Buyer Meeting or the Company Meeting which has become false or misleading.

(e) As of the date of this Agreement, (i) neither the Buyer nor any of its Subsidiaries has entered into any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K and (ii) neither the Buyer nor any of its Subsidiaries is a party to any employment agreement.

4.6 No Undisclosed Liabilities.

Except as disclosed in the Buyer Balance Sheet and except for liabilities incurred since the date of the Buyer Balance Sheet in the Ordinary Course of Business, the Buyer and its Subsidiaries do not have any liabilities of any nature required by GAAP to be reflected on a consolidated balance sheet of the Buyer and its Subsidiaries, individually or in the aggregate, that have had, or would reasonably be expected to result in, a Buyer Material Adverse Effect.

4.7 Absence of Certain Changes or Events.

Except as contemplated by this Agreement, (a) since the date of the Buyer Balance Sheet, there has not been any Change, individually or in the aggregate, that has had, or would reasonably be expected to result in, a Buyer Material Adverse Effect and (b) between the date of the Buyer Balance Sheet and the date of this Agreement, there has not been any action or event that would have required the consent of the Company pursuant to Section 5.2(b) had such action or event occurred during the Pre-Closing Period.

4.8 Tax Matters.

(a) Each of the Buyer and its Subsidiaries has properly filed on a timely basis all material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Each of the Buyer and its Subsidiaries has paid on a timely basis all material Taxes that were due and payable. The accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Buyer Balance Sheet are appropriate under GAAP to reflect any unpaid Taxes of the Buyer and its Subsidiaries for Tax periods through the date of the Buyer Balance Sheet, and all unpaid Taxes of the Buyer and each Subsidiary of the Buyer for all Tax periods commencing after the date of the Buyer Balance Sheet arose in the Ordinary Course of Business. Neither the Buyer nor any Subsidiary of the Buyer (i) has any actual or potential material liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Buyer or any Subsidiary of the Buyer, or (ii) is a party to or bound by any material Tax indemnity, Tax sharing, Tax allocation or similar agreement, except in each case for customary commercial leases or contracts entered into in the Ordinary Course of Business and liabilities thereunder. All material Taxes that the Buyer or any Subsidiary of the Buyer was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

(b) The Buyer has made available to the Company complete and correct copies of all income and other material Tax Returns of the Buyer and any Subsidiary of the Buyer relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired. The federal income Tax Returns of the Buyer and, to the extent applicable, each Subsidiary of the Buyer have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 4.8(b) of the Buyer Disclosure Schedule. As of the date of this Agreement, (i) no examination or audit of any Tax Return of the Buyer or any Subsidiary of the Buyer by any Governmental Entity is currently in progress, and the Buyer has not been informed in writing that any such examination or audit is threatened or contemplated and (ii) neither the Buyer nor any Subsidiary of the Buyer has been informed in writing by any jurisdiction that the jurisdiction believes that the Buyer or any Subsidiary of the Buyer was required to file any material Tax Return that was not filed. Neither the Buyer nor any Subsidiary of the Buyer has waived any statute of limitations with respect to any material Taxes or agreed to extend the period for assessment or collection of any material Taxes, which waiver or agreement to extend is still in effect.

(c) There are no adjustments under Section 481 of the Code (or any similar adjustments under any corresponding foreign, state or local Tax laws) that are required to be taken into account by the Buyer or any Subsidiary of the Buyer in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

(d) Neither the Buyer nor any Subsidiary of the Buyer has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(e) Neither the Buyer nor any Subsidiary of the Buyer has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Buyer or any Subsidiary of the Buyer been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(f) There are no Liens with respect to Taxes (other than Taxes not yet due and payable) upon any of the assets or properties of the Buyer or any Subsidiary of the Buyer.

(g) Neither the Buyer nor any Subsidiary of the Buyer has engaged in any “reportable transaction” or any “listed transaction” for purposes of Treasury Regulations, Section 1.6011-4(b).

(h) To the Buyer’s knowledge, after consulting with its independent auditors and tax advisors, neither the Buyer nor any of its Affiliates has taken or agreed to take any action which could prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

4.9 Intellectual Property.

(a) The Buyer and its Subsidiaries own, or license or otherwise possess legally enforceable rights to use, all Intellectual Property used or necessary to conduct the business of the Buyer and its Subsidiaries as currently conducted, except for any failure to so own, license or otherwise have a legally enforceable right to use, individually or in the aggregate, that has not resulted, and would not reasonably be expected to result, in a Buyer Material Adverse Effect. For purposes of this Agreement, (i) “Buyer Owned Intellectual Property” means any Intellectual Property owned by the Buyer or any of its Subsidiaries, alone or jointly with others, that is material to the conduct of the business of the Buyer and its Subsidiaries, taken as a whole; and (iii) “Buyer Third Party Intellectual Property” means any Intellectual Property, other than Buyer Owned Intellectual Property, that is licensed by any third party to the Buyer or any of its Subsidiaries and that is material to the conduct of the business of the Buyer and its Subsidiaries, taken as a whole.

(b) Section 4.9(b)(i) of the Buyer Disclosure Schedule sets forth a complete and accurate list of the patents, patent applications, copyright registrations, trademarks, service marks, trademark registration applications, service mark registration applications and domain names included in the Buyer Owned Intellectual Property, and Section 4.9(b)(ii) of the Buyer Disclosure Schedule sets forth a complete and accurate list of the patents and patent applications included in the Buyer Third Party Intellectual Property.

(c) To the Buyer’s knowledge, all issued patents and registered trademarks, registered service marks and registered copyrights included in the Buyer Owned Intellectual Property are valid and subsisting. The Buyer and its Subsidiaries have taken measures that they believe to be reasonable to protect the confidential nature of the trade secrets included in the Buyer Owned Intellectual Property. To the Buyer’s knowledge, no other person or entity is infringing, violating or misappropriating any of the Buyer Owned Intellectual Property or any of rights of the Buyer or any of its Subsidiaries in any of the Buyer Third Party Intellectual Property which is exclusively licensed to the Buyer, except in each case for any such infringement, violation, or misappropriation, individually or in the aggregate, that has not resulted, and would not reasonably be expected to result, in a liability that is material to the Buyer and its Subsidiaries, taken as a whole.

(d) Between January 1, 2010 and the date of this Agreement, neither the Buyer nor any of its Subsidiaries has received any written complaint, claim or notice alleging that any of the activities conducted by the Buyer or any of its Subsidiaries in developing, manufacturing or commercializing any of the products sold by the Buyer or any of its Subsidiaries since January 1, 2010 infringes, violates or constitutes a misappropriation of, in any material respect, any Intellectual Property of any third party.

4.10 Litigation; Product Liability.

To the Buyer’s knowledge, there is no action, suit, proceeding, arbitration or investigation pending or threatened against the Buyer or any of its Subsidiaries which (a) seeks either damages in excess of $250,000 or material equitable relief or (b) challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no material adverse judgments, orders or decrees outstanding against the Buyer or any of its Subsidiaries that specifically name the Buyer or any of its Subsidiaries. To the Buyer’s knowledge, no product liability claims have been asserted or threatened against the Buyer or any of its Subsidiaries relating to products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Buyer or any of its Subsidiaries, except for any such claims, individually or in the aggregate, that are not material to the business of the Buyer and its Subsidiaries, taken as a whole.

4.11 Compliance with Laws.

The Buyer and each of its Subsidiaries has since January 1, 2010 complied in all material respects with, is not in material violation of, and, as of the date of this Agreement, has not received any notice alleging any material violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets.

4.12 Operations of the Merger Subsidiary.

The Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. To the extent the Merger Subsidiary is a “shell company” within the meaning of Rule 405 promulgated under the Securities Act, the Merger Subsidiary qualifies as a “business combination related shell company” within the meaning of such Rule 405.

4.13 Opinion of Financial Advisor.

The financial advisor of the Buyer, Leerink Swann LLC (“Leerink Swann”), has delivered to the Buyer Board an opinion dated the date of this Agreement to the effect that, as of such date, and based upon and subject to the assumptions set forth therein, the Merger Consideration is fair to the Buyer from a financial point of view, a signed copy of which opinion will be delivered to the Company promptly following the date of this Agreement.

4.14 Financing.

The Buyer and the Merger Subsidiary have, and at the Closing will have, sufficient cash resources available to perform all of their respective obligations under this Agreement (including pursuant to Article II) and to consummate the Merger.

4.15 Ownership of Company Common Stock.

None of the Buyer or any of the Buyer’s “affiliates” or “associates” directly or indirectly “owns,” beneficially or otherwise, and at all times during the three-year period prior to the date of this Agreement, none of the Buyer or any of the Buyer’s “affiliates” or “associates” directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Company Common Stock, as those terms are defined in Section 203 of the DGCL.

4.16 Brokers.

No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action or agreement of the Buyer or any of its Subsidiaries, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Leerink Swann. The Buyer has made available to the Company a complete and accurate copy of all agreements pursuant to which Leerink Swann is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

4.17 Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes-Oxley Act of 2002.

(a) The Buyer maintains internal control over financial reporting which are designed to provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Buyer and to maintain accountability for the Buyer’s consolidated assets, (iii) access to assets of the Buyer and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Buyer and its Subsidiaries is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b) The Buyer maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are designed to ensure that all material information concerning the Buyer and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Buyer’s filings with the SEC and other public disclosure documents.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company.

(a) Except as (x) expressly provided or permitted herein, (y) set forth in Section 5.1 of the Company Disclosure Schedule or (z) consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date on which this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) act and carry on its business in the Ordinary Course of Business and (ii) keep available the services of its present officers and key employees and preserve its advantageous business relationships with material customers, strategic partners, suppliers, distributors and others having material business dealings with it.

(b) Without limiting the generality of the foregoing, except as (x) expressly provided or permitted herein or (y) set forth in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent, in the case of conduct described in any of clauses (viii), (x) and (xiii) of this Section 5.1(b) (or, to the extent related to the foregoing clauses of this Section 5.1(b), clause (xv) of this Section 5.1(b)), shall not be unreasonably withheld, conditioned or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (C), for the acquisition of shares of Company Common Stock (1) from holders of Company Stock Options in full or partial payment of the exercise price and any applicable Taxes payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options as in effect on the date hereof or (2) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price or forfeiture of shares for no consideration, in each case in connection with any termination of services to the Company or any of its Subsidiaries;

(ii) except as permitted by Section 5.1(b)(xi), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Other Company Equity Awards outstanding on the date of this Agreement in accordance with their present terms);

(iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

(iv) acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and components in the Ordinary Course of Business;

(v) except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any material properties or material assets of the Company or of any of its Subsidiaries;

(vi) adopt or implement any new stockholder rights plan;

(vii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business), (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, provided, however, that the Company may continue to make investments in accordance with its investment policy as in effect on the date hereof (a copy of which has been made available to the Buyer), or (D) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(viii) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $200,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as included in the Company’s budget for capital expenditures previously made available to the Buyer;

(ix) make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

(x) except in the Ordinary Course of Business, enter into, modify, amend or terminate any Company Material Contract;

(xi) except as provided in Section 2.6 hereof and except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (A) adopt, enter into, terminate or materially amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant (except in the Ordinary Course of Business with respect to employees or consultants who are not current or former directors or officers and only if such arrangement is terminable on 60 days’ or less notice without either a penalty or a termination payment) or any collective bargaining agreement, (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for annual increases of the salaries of non-officer employees in the Ordinary Course of Business), it being understood (for the avoidance of doubt) that the Company and its Subsidiaries may hire new officers and promote employees in the Ordinary Course of Business, (C) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options, restricted stock awards, restricted stock units or stock appreciation rights, other than as contemplated by this Agreement, (D) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance units, restricted stock or restricted stock units, except for grants of awards with respect to up to 25,000 shares in the aggregate of Company Common Stock, which, in the case of Company Stock Options, shall have an exercise price equal to the fair market value of the Company Common Stock on the date of grant (determined in a manner consistent with the Company’s existing practice for establishing fair market value for option grants) and which shall otherwise be substantially upon the Company’s customary terms, or (E) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(xii) make or rescind any material Tax election other than in the Ordinary Course of Business, settle or compromise any material Tax liability or amend any material Tax return;

(xiii) compromise or settle any material litigation or arbitration proceeding, provided, however, that the Company or any of its Subsidiaries may compromise or settle litigation or arbitration if (A) cash payments by the Company or any of its Subsidiaries (excluding, for the avoidance of doubt, cash payments made by third parties for which neither the Company nor any of its Subsidiaries is liable) do not exceed $100,000 individually or $300,000 in the aggregate or (B) payments are reserved against in full on the Company Balance Sheet;

(xiv) open or close any facility or office; or

(xv) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Covenants of the Buyer and the Merger Subsidiary.

(a) Except as (x) expressly provided or permitted herein, (y) set forth in Section 5.2 of the Buyer Disclosure Schedule or (z) consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Buyer shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) act and carry on its business in the Ordinary Course of Business and (ii) keep available the services of its present officers and key employees and preserve its advantageous business relationships with material customers, strategic partners, suppliers, distributors and others having material business dealings with it.

(b) Without limiting the generality of the foregoing, except as (x) expressly provided or permitted herein or (y) set forth in Section 5.2 of the Buyer Disclosure Schedule, during the Pre-Closing Period, the Buyer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Company:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Buyer to its parent); (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (C), for the acquisition of shares of Buyer Common Stock (1) from holders of Buyer Stock Options in full or partial payment of the exercise price and any applicable Taxes payable by such holder upon exercise of Buyer Stock Options to the extent required or permitted under the terms of such Buyer Stock Options as in effect on the date hereof or (2) from former employees, directors and consultants in accordance with agreements providing for the repurchase of such shares at their original issuance price or forfeiture of shares for no consideration, in each case in connection with any termination of services to the Buyer or any of its Subsidiaries;

(ii) except pursuant to Article II, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Buyer Common Stock upon the exercise of Buyer Stock Options outstanding on the date of this Agreement in accordance with their present terms or the granting of Buyer Stock Options or other equity awards under the Buyer Stock Plans with respect to up to 100,000 shares in the aggregate of Buyer Common Stock, which, in the case of Buyer Stock Options, shall have an exercise price equal to the fair market value of the Buyer Common Stock on the date of grant (determined in a manner consistent with the Buyer’s existing practice for establishing fair market value for option grants) and which shall otherwise be substantially upon the Buyer’s customary terms);

(iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement; or

(iv) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(c) The Buyer and the Merger Subsidiary agree that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement (including without limitation Section 6.6(b)), they shall not, directly or indirectly, without the prior consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), take or cause to be taken any action that would reasonably be expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement, or propose, announce an intention or enter into any agreement to take any such action.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, during the Pre-Closing Period the Company shall not, nor shall it authorize or permit any of its Subsidiaries to, and it shall direct its and their respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) solicit, initiate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, prior to the adoption of this Agreement at the Company Meeting (the “Specified Time”), the Company may, in response to an

Acquisition Proposal that did not result from a material breach by the Company of this Section 6.1 and subject to compliance with Section 6.1(c), (x) furnish non-public information with respect to the Company and its Subsidiaries to any person (and the Representatives of such person) making an Acquisition Proposal that the Company Board or any committee thereof determines in good faith (after consultation with outside legal counsel and its financial advisors) is, or would reasonably be expected to lead to, a Superior Proposal (such person, a “Qualified Person”), pursuant to a confidentiality agreement not materially less restrictive with respect to the confidentiality obligations of the Qualified Person than the Confidentiality Agreement, (y) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any such Acquisition Proposal or (z) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock with any Qualified Person. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(a) by any Representative of the Company or any of its Subsidiaries acting on behalf of the Company shall be deemed to be a breach of this Section 6.1(a) by the Company.

(b) No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Specified Time:

(i) neither the Company Board nor any committee thereof shall, except as set forth in this Section 6.1, withdraw or modify in a manner adverse to the Buyer or the Merger Subsidiary, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger (a “Company Board Recommendation Change”);

(ii) the Company shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); and

(iii) neither the Company Board nor any committee thereof shall adopt, approve or recommend any Acquisition Proposal.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the Specified Time, the Company Board or any committee thereof may effect a Company Board Recommendation Change if: (A) the Company Board or any committee thereof shall have determined in good faith (after consultation with outside legal counsel) that the failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary obligations under applicable law; (B) the Company has notified the Buyer in writing that it intends to effect a Company Board Recommendation Change, describing in reasonable detail the reasons for such Company Board Recommendation Change and, if such Company Board Recommendation Change is due to the existence of an Acquisition Proposal, specifying the material terms and conditions of such Acquisition Proposal and, in the case of any Superior Proposal, identifying the person making such Superior Proposal (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not constitute a Company Board Recommendation Change or a Trigger Event for purposes of this Agreement); (C) if requested by the Buyer, the Company shall have made its Representatives available to discuss with the Buyer’s Representatives any proposed modifications to the terms and conditions of this Agreement during the three (3) Business Day period following delivery by the Company to the Buyer of such Recommendation Change Notice; and (D) if the Buyer shall have delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during such three (3) Business Day period, and the Company Board shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of such offer by the Buyer, that the failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary obligations under applicable law.

(c) Notices to the Buyer. The Company shall promptly (and in any event within one Business Day) advise the Buyer orally, with written confirmation to follow, of the Company’s receipt of any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal and, in the case of any Superior

Proposal, the identity of the person making such Superior Proposal. The Company shall not provide any information to or participate in discussions or negotiations with the person or entity making any Acquisition Proposal until three (3) Business Days after the Company has first notified the Buyer of such Acquisition Proposal as required by the preceding sentence. The Company shall (i) keep the Buyer reasonably informed of the status and material details (including any material change to the terms) of any such Acquisition Proposal and (ii) provide to the Buyer as soon as practicable after receipt or delivery thereof copies of all material correspondence sent or provided to the Company from any third party in connection with any Acquisition Proposal or sent or provided by the Company to any third party in connection with any Superior Proposal. Contemporaneously with providing any non-public information to a third party in connection with any such Acquisition Proposal not previously provided to the Buyer, the Company shall furnish a copy of such information to the Buyer.

(d) Certain Permitted Disclosure. Nothing contained in this Agreement shall prohibit the Company, any of its officers or the Company Board from (i) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, failure to so disclose would be inconsistent with its obligations under applicable law; provided, however, that, except as set forth in Section 6.1(b), in no event shall the Company Board or any committee thereof effect a Company Board Recommendation Change.

(e) Cessation of Ongoing Discussions. The Company shall, and shall cause its Subsidiaries and direct its and their Representatives to, cease immediately all ongoing discussions and negotiations that commenced prior to the date hereof regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; provided, however, that the foregoing shall not in any way limit or modify any of the Company’s rights under the other provisions of this Section 6.1.

(f) Definitions. For purposes of this Agreement:

(i) “Acquisition Proposal” means (A) any proposal or offer for a merger, consolidation, dissolution, recapitalization, share exchange, tender offer or other business combination involving the Company or any of its Subsidiaries (other than mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely the Company and/or one or more Subsidiaries of the Company), (B) any proposal for the issuance by the Company of 15% or more of its equity securities or (C) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

(ii) “Superior Proposal” means any bona fide written proposal made by a third party to acquire 50% or more of the equity securities or consolidated total assets of the Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale of its assets, (A) on terms which the Company Board or any committee thereof determines in its good faith judgment to be more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with its outside legal counsel and financial advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any offer by the Buyer to amend the terms of this Agreement, which offer is not revocable for at least five (5) Business Days) that the Company Board determines in good faith to be relevant and (B) which the Company Board has determined in good faith to be reasonably capable of being completed on the terms proposed, taking into account all financial (including the extent of committed financing), regulatory, legal and other aspects of such proposal that the Company Board determines in good faith to be relevant.

6.2 Joint Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, the Buyer and the Company shall jointly prepare and the Buyer shall file with the SEC the Registration Statement, in which the Joint Proxy Statement/Prospectus shall be included as a prospectus. Each of the Buyer and the Company shall respond to any comments of the SEC and shall use its respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and the Buyer and the Company shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the Registration Statement is declared effective under the Securities Act. Each of the Buyer and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement/Prospectus or any filing pursuant to Section 6.2(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 6.2(b). Each of the Buyer and the Company shall use its reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to Section 6.2(b), the Buyer or the Company, as the case may be, shall promptly after obtaining knowledge thereof inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

(b) Each of the Buyer and the Company shall promptly make all necessary filings that it is required to make with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

6.3 NASDAQ Listing.

The Buyer and the Company each agree to continue the listing of Buyer Common Stock and Company Common Stock, respectively, on The NASDAQ Stock Market LLC during the term of this Agreement.

6.4 Confidentiality; Access to Information.

(a) The parties acknowledge that the Buyer and the Company have previously executed an amended and restated confidentiality agreement, dated as of January 23, 2013 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

(b) During the Pre-Closing Period, each of the Buyer and the Company shall (and shall cause each of its Subsidiaries to) afford to the other party’s officers, employees, accountants, counsel and other representatives, reasonable access upon reasonable notice, during normal business hours to all its properties, books, contracts, personnel and records as such party shall reasonably request and, during such period, each of the Buyer and the Company shall (and shall cause their respective Subsidiaries to) furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws (except to the extent available on the SEC’s EDGAR system) and (ii) all other information concerning its business, properties, assets and personnel as the other party may reasonably request; provided, however, that neither the Buyer nor the Company shall be required to permit any inspection or other access, or to disclose any information, (A) except to the extent required by Section 6.1(c), in connection with an Acquisition Proposal or a Trigger Event (in the case of the Company) or (B) that in the reasonable judgment of such party would: (1) result in the disclosure of any trade secrets of any third party, (2) violate any obligation of such party with respect to confidentiality, (3) jeopardize protections afforded such party under the attorney-client privilege or the attorney work product doctrine, (4) violate any legal requirement or (5) interfere with the conduct of such party’s business. Each of the Buyer and the Company will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained pursuant to this Section 6.4(b) shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

6.5 Stockholders Meetings.

(a) The Company, acting through the Company Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and the rules of The NASDAQ Stock Market LLC to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1(b), (i) the Company Board shall recommend approval and adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the Company Board nor any committee thereof shall withdraw or modify, in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal. Subject to Section 6.1(b), the Company shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the Company Voting Proposal and secure the vote or consent of the stockholders of the Company required by the rules of The NASDAQ Stock Market LLC or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

(b) The Buyer, acting through the Buyer Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and the rules of The NASDAQ Stock Market LLC promptly and duly to call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement, the Buyer Meeting for the purpose of considering and voting upon each of the Buyer Voting Proposal and the Buyer Equity Plan Proposal. The Buyer Board shall recommend approval and adoption of each of the Buyer Voting Proposal and the Buyer Equity Plan Proposal by the stockholders of the Buyer and include such recommendation in the Joint Proxy Statement/Prospectus, and neither the Buyer Board nor any committee thereof shall withdraw or modify, in a manner adverse to the Company, the recommendation of the Buyer Board that the Buyer’s stockholders vote in favor of each of the Buyer Voting Proposal and the Buyer Equity Plan Proposal. The Buyer shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of each of the Buyer Voting Proposal and the Buyer Equity Plan Proposal and secure the vote or consent of the stockholders of the Buyer required by the rules of The NASDAQ Stock Market LLC to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Buyer, after consultation with the Company, may adjourn or postpone the Buyer Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Buyer’s stockholders or, if as of the time for which the Buyer Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Buyer Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Buyer Meeting.

6.6 Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.1 and Section 6.6(b), the Company and the Buyer shall each use its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation of the Merger, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act, any other applicable Antitrust Laws and any related governmental request thereunder, and (C) any other applicable law, (iv) oppose any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement, or have any such judgment, injunction, order, decree, statute, law, ordinance, rule or regulation vacated or made inapplicable to the Merger and the other transactions contemplated by this Agreement, and (v) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement.

(b) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transaction contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. The Buyer and the Company shall jointly direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing and each shall provide to the other a reasonable opportunity to participate therein. Notwithstanding anything in this Agreement to the contrary, “reasonable best efforts” for purposes of this Section 6.6(b) shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separately or taking any other action with respect to the assets or business of the Buyer, the Company or any of their respective Affiliates.

(c) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their respective commercially reasonable efforts to obtain any third-party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of any Change that is reasonably likely to result in a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time. Notwithstanding the foregoing, neither the Company nor the Buyer shall be required to make any payments prior to the Effective Time in connection with the fulfillment of its obligations under this Section 6.6(c).

6.7 Public Disclosure.

Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (b) the Buyer and the Company shall each use its respective commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement; provided, however, that these restrictions shall not apply to any Company communications regarding an Acquisition Proposal or a Trigger Event.

6.8 Section 368(a) Reorganization.

The Buyer, the Merger Subsidiary and the Company shall each use its reasonable best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization.

6.9 NASDAQ Stock Market Listing.

The Buyer and the Merger Subsidiary shall, if required by the rules of The NASDAQ Stock Market LLC, file with The NASDAQ Stock Market LLC a Listing of Additional Shares Notification Form with respect to the shares of Buyer Common Stock issuable in connection with the Merger.

6.10 Stockholder Litigation.

Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give the Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or the Company Board relating to this Agreement or any of the transactions contemplated by this Agreement.

6.11 Indemnification.

(a) From the Effective Time through the six (6) year anniversary of the date on which the Effective Time occurs, each of the Buyer and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee or agent of the Company or any of its Subsidiaries or, while a director or officer of the Company or one of its Subsidiaries, is or was serving at the request of the Company or one of its Subsidiaries as a director, officer, employee or agent of another person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law. Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Buyer and the Surviving Corporation; provided that any Indemnified Party to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable law.

(b) From the Effective Time through the six (6) year anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and the Buyer shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are set forth in the forms of Amended and Restated Certificate of Incorporation and Amended and Restated By-laws of the Surviving Corporation attached hereto as Exhibits C and D, respectively.

(c) Subject to the next sentence, the Surviving Corporation shall either (i) maintain, and the Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of 250% of the last annual premium paid prior to the Effective Time (such 250%, the “Maximum Premium”), or (ii) purchase a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance (a “Reporting Tail Endorsement”) and maintain such endorsement in full force and effect for its full term. If the Company’s or the Surviving Corporation’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and the Buyer shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance. Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time, purchase a Reporting Tail Endorsement, provided that the Company does not pay for such Reporting Tail Endorsement more than six (6) times the last annual premium paid prior to the Effective Time for the Current D&O Insurance. If the Company purchases a Reporting Tail Endorsement in accordance with the immediately preceding sentence, then the Buyer shall be relieved from its obligations pursuant to this Section 6.11(c) so long as the Buyer maintains, or causes the Surviving Corporation to maintain, as applicable, such Reporting Tail Endorsement in full force and effect for its full term.

(d) In the event the Buyer or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person (including any merger or consolidation between the Buyer and the Surviving Corporation) and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Buyer or the Surviving Corporation, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 6.11.

(e) If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.11 that is denied by the Buyer and/or the Company or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then the Buyer, the Company or the Surviving Corporation shall pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims to the fullest extent permitted by law.

(f) The provisions of this Section 6.11 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.12 Notification of Certain Matters.

During the Pre-Closing Period, the Buyer shall give notice to the Company, and the Company shall give notice to the Buyer, promptly after it obtains knowledge of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to result in the failure of any condition set forth in Section 7.2(a) or Section 7.2(b) (in the case of a notice required to be delivered by the Company hereunder) or Section 7.3(a) or Section 7.3(b) (in the case of a notice required to be delivered by the Buyer hereunder). Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.13 Exemption from Liability Under Section 16(b).

(a) The Buyer Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Buyer Common Stock in exchange for shares of Company Common Stock pursuant to the transactions contemplated hereby, and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

(b) For purposes of this Agreement, “Section 16 Information” means information regarding the Company Insiders and the number of shares of Company Common Stock deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Buyer Common Stock in connection with the Merger, which shall be provided by the Company to the Buyer within 10 Business Days after the date of this Agreement.

(c) For purposes of this Agreement, “Company Insiders” means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.

6.14 Employment Matters.

(a) Prior to the Closing, the Buyer, acting through the Buyer Board, shall elect the Company’s Chairman and Chief Executive Officer as Vice Chairman of the Buyer Board and a member of the class of directors of the Buyer whose terms shall expire at the annual meeting of the Buyer’s stockholders to be held in 2016, effective as of the Effective Time, and as President of the Buyer, effective as of the Effective Time.

(b) From and after the Effective Time, the Buyer shall, or shall cause the Surviving Corporation to, carry out all employer responsibilities under all Company Employee Plans and all employment, severance and termination plans and agreements, in each case in accordance with their terms as in effect immediately before the Effective Time. Subject to the foregoing, for a period of one year following the Effective Time, the Buyer shall provide to each employee of the Company or its Subsidiaries who remain employed as of immediately prior to the Effective Time (the “Company Employees”) employee benefits that are substantially comparable, in the aggregate, to the employee benefits provided to such employees immediately before the Effective Time (except for the Buyer’s 401(k) plan (including its policy regarding employer matching contributions), which shall be at least as favorable to any such employee of the Company or any of its Subsidiaries as it is to similarly situated employees of the Buyer as of immediately prior to the Effective Time).

(c) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of the Buyer and its Subsidiaries (excluding any retiree healthcare plans or programs maintained by the Buyer or any of its Subsidiaries) providing benefits to any Company Employees after the Effective Time (the “New Plans”), the Buyer shall, or shall cause the Surviving Corporation to, recognize all service of the Company Employees with the Company and its Subsidiaries and their respective predecessors before the Effective Time, as the case may be, as if such service were with the Buyer in any New Plan in which such Company Employee may be eligible to participate after the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or such service was not recognized under the corresponding Company Employee Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”). In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent such New Plan is comparable to the Old Plans, and (ii)(A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, the Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time and (B) the Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) If any Company Employee (who is not otherwise a party to an Employment Agreement) whose employment is terminated on or prior to the first anniversary of the Effective Time under circumstances under which such Company Employee would have received severance benefits under the Company’s severance practices (the “Company Severance Practices”), the Buyer will cause the Surviving Corporation to provide that such Company Employee shall be entitled to severance benefits from the Surviving Corporation that are equal to the greater of (i) the severance benefits that would have been paid under the Company Severance Practices as in existence on the date of this Agreement or (ii) the severance benefits payable under similar circumstances pursuant to a severance plan of the Buyer or its Affiliates as may be in effect at such time for similarly situated United States employees of the Buyer and its Affiliates and giving effect to the provisions of this Section 6.14.

(e) Notwithstanding anything to the contrary set forth in this Agreement (including the foregoing Section 6.14(b) through Section 6.14(d)), no provision of this Agreement shall be construed to (i) confer upon any Company Employee any right to employment or continued employment with the Company, the Buyer or any of their respective Affiliates for any period, (ii) confer any remedies upon any Company Employee, or (iii) amend or alter any New Plan, any Old Plan or any agreement in effect on the date hereof, or entered into after the date hereof, between any Company Employee, on the one hand, and the Buyer, the Company or any of their respective Affiliates, on the other hand.

6.15 State Takeover Laws.

If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by this Agreement, the parties hereto shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

6.16 Control of Operations.

Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give the Buyer or the Merger Subsidiary, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time and (b) prior to the Effective Time, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger.

The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. The Company Voting Proposal shall have been adopted at the Company Meeting, at which a quorum is present, by the requisite vote of the stockholders of the Company under applicable law and the Company’s Certificate of Incorporation and By-laws. The Buyer Voting Proposal shall have been approved at the Buyer Meeting, at which a quorum is present, by the requisite vote of the stockholders of the Buyer under applicable law, the rules of The NASDAQ Stock Market LLC and the Buyer’s Certificate of Incorporation and By-laws.

(b) Antitrust Laws. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) Registration Statement; Joint Proxy Statement/Prospectus. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

(d) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

7.2 Additional Conditions to Obligations of the Buyer and the Merger Subsidiary.

The obligations of the Buyer and the Merger Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Merger Subsidiary:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement and (iii) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect); provided, however, that the representations and warranties made in (A) the last sentence of Section 3.2(a) shall be true and correct in all material respects as of the date hereof and as of Closing Date and (B) clause (a) of Section 3.7 shall be true and correct in all respects, and such representations and warranties described in the foregoing clauses (A) and (B) shall not be subject to the qualification set forth in clause (iii) above. The Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) Tax Opinion. The Buyer shall have received a written opinion from Hinckley, Allen & Snyder LLP, counsel to the Buyer, to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Hinckley, Allen & Snyder LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Wilmer Cutler Pickering Hale and Dorr LLP renders such opinion to the Buyer (it being agreed that the Buyer and the Company shall each provide reasonable cooperation, including making reasonable representations, to Hinckley, Allen & Snyder LLP or Wilmer Cutler Pickering Hale and Dorr LLP, as the case may be, to enable them to render such opinion and that counsel shall be entitled to rely on such representations and assumptions as they deem appropriate in rendering such opinion).

(d) No Restraints. There shall not be instituted or pending any action or proceeding in which a Governmental Entity is (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (ii) seeking to prohibit or limit in any material respect the Buyer’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

7.3 Additional Conditions to Obligations of the Company.

The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer and the Merger Subsidiary set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement and (iii) where the failure to be true and correct (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Buyer Material Adverse Effect); provided, however, that the representations and warranties made in (A) the last sentence of Section 4.2(a) shall be true and correct in all material respects as of the date hereof and of the Closing Date and (B) clause (a) of Section 4.7 shall be true and correct in all respects, and such representations and warranties described in the foregoing clauses (A) and (B) shall not be subject to the qualification set forth in clause (iii) above. The Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer and the Merger Subsidiary. The Buyer and the Merger Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(c) Tax Opinion. The Company shall have received the opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Company, to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Wilmer Cutler Pickering Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Hinckley, Allen & Snyder LLP renders such opinion to the Company (it being agreed that the Buyer and the Company shall each provide reasonable cooperation, including making reasonable representations, to Wilmer Cutler Pickering Hale and Dorr LLP or Hinckley, Allen & Snyder LLP, as the case may be, to enable them to render such opinion and that counsel shall be entitled to rely on such representations and assumptions as they deem appropriate in rendering such opinion).

(d) NASDAQ. The Buyer, if required by the rules of The NASDAQ Stock Market LLC, shall have filed with The NASDAQ Stock Market LLC a Listing of Additional Shares Notification Form with respect to the shares of Buyer Common Stock issuable in connection with the Merger.

(e) Officer and Director Composition. The Buyer shall have complied with its obligations under Section 6.14(a).

(f) Minimum Average Buyer Stock Price. The Average Buyer Stock Price shall be equal to or greater than $22.704 (the “Minimum Average Buyer Stock Price”) or the Buyer shall have agreed in writing that the Make-Whole Payment shall be equal to the Stock Value Shortfall (notwithstanding the proviso in the definition of “Make-Whole Payment”).

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination.

This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after adoption of this Agreement by the stockholders of the Company, the stockholders of the Buyer or the sole stockholder of the Merger Subsidiary:

(a) by mutual written consent of the Buyer, the Merger Subsidiary and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by September 30, 2013 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of any such order, decree, ruling or other action is attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time; or

(d) by either the Buyer or the Company if at the Company Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Company Voting Proposal is taken, the requisite vote of the stockholders of the Company in favor of the Company Voting Proposal shall not have been obtained; or

(e) by either the Buyer or the Company if at the Buyer Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Buyer Voting Proposal is taken, the requisite vote of the stockholders of the Buyer in favor of the Buyer Voting Proposal shall not have been obtained; or

(f) by the Buyer, if: (i) the Company Board (or any committee thereof) shall have failed to recommend approval of the Company Voting Proposal in the Joint Proxy Statement/Prospectus or shall have effected a Company Board Recommendation Change; (ii) the Company Board (or any committee thereof) shall have approved or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger); or (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board (or any committee thereof) shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance of such offer (each of clauses (i) through (iii), a “Trigger Event”); provided, however, that any such termination must occur within ten (10) calendar days after the Buyer gains knowledge of the Trigger Event; or

(g) by the Company, in the event that: (i) the Company shall have received a Superior Proposal; (ii) the Company Board shall have determined in good faith (after consultation with outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would be inconsistent with its fiduciary obligations under applicable law; (iii) the Company has notified the Buyer in writing that it intends to enter into a definitive agreement relating to such Superior Proposal, attaching the current version of such agreement (a “Superior Proposal Notice”) (it being understood that the Superior Proposal Notice shall not constitute a Company Board Recommendation Change or a Trigger Event for purposes of this Agreement); (iv) if requested by the Buyer, the Company shall have made its Representatives available to discuss with the Buyer’s Representatives any proposed modifications to the terms and conditions of this Agreement during the three (3) Business Day period following delivery by the Company to the Buyer of such Superior Proposal Notice; (v) if the Buyer shall have delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during such three (3) Business Day period, and the Company Board shall have determined in good faith, after considering the terms of such offer by the Buyer, that the Superior Proposal giving rise to such Superior Proposal Notice continues to be a Superior Proposal; and (vi) concurrently with the termination of this Agreement, the Company pays the Buyer the Termination Fee contemplated by Section 8.3(b)(ii) and enters into the definitive agreement to consummate the transaction contemplated by such Superior Proposal (it being understood that the Company need not comply with the foregoing procedures more than once with respect to any Superior Proposal, regardless of any amendment or modification thereof); or

(h) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within fifteen (15) Business Days following receipt by the Company of written notice of such breach or failure to perform from the Buyer; provided that neither the Buyer nor the Merger Subsidiary is then in material breach of any representation, warranty or covenant under this Agreement; or

(i) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Merger Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within fifteen (15) Business Days following receipt by the Buyer of written notice of such breach or failure to perform from the Company, provided that the Company is not then in material breach of any representation, warranty or covenant under this Agreement; or

(j) by the Company, if (i) the Average Buyer Stock Price as of any date (calculated as if, solely for purposes of such calculation, such date were the third trading day prior to the Effective Time) is less than the Minimum Average Buyer Stock Price and (ii) within three (3) Business Days after the Company’s request therefor, the Buyer fails to agree in writing that the Make-Whole Payment shall be equal to the Stock Value Shortfall calculated as of such date (notwithstanding the proviso in the definition of “Make-Whole Payment”).

8.2 Effect of Termination.

In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Merger Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that, subject to Section 8.3(d), (a) any such termination shall not relieve any party from liability for any knowing and intentional breach of this Agreement and (b) the provisions of Sections 8.2 and 8.3 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b) The Company shall pay the Buyer a termination fee of $10,642,000 (the “Termination Fee”) in the event of the termination of this Agreement:

(i) by the Buyer pursuant to Section 8.1(f);

(ii) by the Company pursuant to Section 8.1(g); or

(iii) by either the Buyer or the Company pursuant to Section 8.1(d), so long as (A) before the date of the Company Meeting, an Acquisition Proposal shall have been publicly announced and not withdrawn and (B) within 12 months after the date of termination, the Company shall have consummated the transactions contemplated by an Acquisition Proposal (which Acquisition Proposal may, but need not be, the Acquisition Proposal referred to in clause (A) of this Section 8.3(b)(iii));

provided, however, that, for purposes of this Section 8.3(b), all references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”; provided, further, however, that the Company shall not be required to pay any Termination Fee if, at the time of termination of this Agreement, the Buyer or the Merger Subsidiary is in material breach of this Agreement. Any fee due under Section 8.3(b)(i) shall be paid to the Buyer by wire transfer of same-day funds within two Business Days after the date of termination of this Agreement. Any fee due under Section 8.3(b)(ii) shall be paid to the Buyer by wire transfer of same-day funds on the date of termination of this Agreement. Any fee due under Section 8.3(b)(iii) shall be paid to the Buyer by wire transfer of same-day funds within two Business Days after the date on which the transaction referenced in clause (B) of Section 8.3(b)(iii) is consummated.

(c) The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d) The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement. If the Company fails to pay to the Buyer when due hereunder a Termination Fee due to the Buyer, the Company shall pay the reasonable and documented costs and expenses (including reasonable and documented fees and expenses of outside legal counsel) in connection with any successful action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid portion of the Termination Fee at the publicly announced prime rate of Bank of America plus five percent per annum, compounded quarterly, from the date such Termination Fee was required to be paid. Notwithstanding Section 8.2 or any other provision of this Agreement, payment of the Termination Fee described in this Section 8.3 shall constitute the sole and exclusive remedy of the Buyer and the Merger Subsidiary in connection with any termination of this Agreement in the circumstances in which the Termination Fee becomes payable. In the event that the Buyer shall receive the Termination Fee, the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Buyer, the Merger Subsidiary, any of their respective Affiliates or any other person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Buyer, the Merger Subsidiary, any of their respective Affiliates or any other person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

8.4 Amendment.

This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver.

At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.6 Procedure for Termination, Amendment, Extension or Waiver.

A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 8.4 or an extension or waiver of this Agreement pursuant to Section 8.5 shall, in order to be effective, require, in the case of the Merger Subsidiary or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements.

None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Section 6.11, Section 6.14 and this Article IX.

9.2 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly delivered if delivered personally (notice deemed given upon receipt), sent via facsimile or e-mail or sent by a nationally recognized overnight courier service (notice deemed given upon the receipt of proof of delivery), in each case to the intended recipient as set forth below:

(a)	if to the Buyer or the Merger Subsidiary, to:

Cynosure, Inc.

5 Carlisle Road

Westford, MA 01886

Attention: Benjamin A. Kaplan, Senior Vice President and General

                   Counsel

Telecopy: (866) 245-9606

Email: bkaplan@cynosure.com

with a copy (which shall not constitute notice) to:

Hinckley, Allen & Snyder LLP

28 State Street

Boston, MA 02109

Attention: James R. Burke

Telecopy: (617) 378-4347

Email: jburke@haslaw.com

(b)	if to the Company, to:

Palomar Medical Technologies, Inc.

15 Network Drive

Burlington, MA 01803

Attention: Chief Executive Officer

Telecopy: (781) 993-2377

Email: jcaruso@palomarmedical.com

and

Palomar Medical Technologies, Inc.

15 Network Drive

Burlington, MA 01803

Attention: General Counsel

Telecopy: (781) 993-2377

Email: pdavis@palomarmedical.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: Hal J. Leibowitz

Telecopy: (617) 526-5000

Email: hal.leibowitz@wilmerhale.com

Any party to this Agreement may give any notice or other communication hereunder using any other means (including messenger service, telecopy, telex or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement.

This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 Third Party Beneficiaries.

This Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.11 (with respect to which the Indemnified Parties shall be third party beneficiaries) and (b) from and after the Effective Time, the rights of holders of shares of Company Common Stock, Company Stock Options and Other Company Equity Awards to receive the consideration set forth in Article II.

9.5 Assignment.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that (a) the Merger Subsidiary may merge with and into the Buyer following the Effective Time without the consent of the Company and (b) the Buyer and/or the Merger Subsidiary may assign this Agreement to any direct or indirect wholly owned Subsidiary of the Buyer without consent of the Company, provided that (with respect to clauses (a) and (b) of this Section 9.5) the Buyer and/or the Merger Subsidiary, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission or as a “pdf” or similar attachment to an electronic transmission.

9.8 Interpretation.

Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a person are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (j) references to a federal, state, local or foreign statute or law include all amendments thereto and any rules, regulations and delegated legislation issued thereunder; (k) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency; and (l) any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of any noun or pronoun shall include the plural, and vice versa. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. When reference is made in this Agreement to information that has been “made available,” then (i) with respect to information that has been “made available” to the Buyer, that shall mean that such information was either (A) included in the Company SEC Documents, (B) included in the Company’s electronic data room no later than

9:00 a.m., Eastern Time, on the date of this Agreement or (C) provided directly to the Buyer or its counsel, and (ii) with respect to information that has been “made available” to the Company, that shall mean that such information was either (A) included in the Buyer SEC Documents or (B) provided directly to the Company or its counsel.

9.9 Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10 Remedies.

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and agree that in the event of any breach or threatened breach by the Company, on the one hand, or the Buyer and/or the Merger Subsidiary, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and the Buyer and the Merger Subsidiary, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Each of the parties hereto hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement.

9.11 Submission to Jurisdiction.

Each of the parties to this Agreement (a) agrees that all actions and proceedings arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within Wilmington, Delaware), (b) irrevocably consents to submit itself to the exclusive jurisdiction and venue of such courts in any action or proceeding, (c) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (d) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (e) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12 WAIVER OF JURY TRIAL.

EACH OF THE BUYER, THE MERGER SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR

COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE MERGER SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.13 Disclosure Schedules.

(a) The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in Article III (or other applicable provisions of this Agreement) and the disclosure in any paragraph shall qualify (i) the corresponding paragraph in Article III (or other corresponding provisions of this Agreement) and (ii) the other paragraphs in Article III (and other provisions of this Agreement) to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs or provisions.

(b) The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in Article IV (or other applicable provisions of this Agreement) and the disclosure in any paragraph shall qualify (i) the corresponding paragraph in Article IV (or other corresponding provisions of this Agreement) and (ii) the other paragraphs in Article IV (and other provisions of this Agreement) to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs or provisions.

(c) The inclusion of any information in the Company Disclosure Schedule or the Buyer Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would reasonably be expected to result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, is outside the Ordinary Course of Business or relates to any matter that exceeds any dollar threshold specified herein.

9.14 Certain Definitions.

For purposes of this Agreement:

(a) “Company’s knowledge” (and words or phrases of similar import) means the actual knowledge as of the date hereof of the individuals identified in Section 9.14 of the Company Disclosure Schedule;

(b) “Buyer’s knowledge” (and words or phrases of similar import) means the actual knowledge as of the date hereof of the individuals identified in Section 9.14 of the Buyer Disclosure Schedule;i

(c) “Designated Buyer SEC Documents” means all Buyer SEC Documents filed with, or furnished to (as applicable), the SEC on or after January 1, 2012 but prior to the date of this Agreement, except for predictive, cautionary or forward-looking information contained therein (it being understood that any factual information contained therein shall not be excluded) under the headings “Risk Factors”, “Special Note Regarding Forward-Looking Statements” or a heading referencing the Private Securities Litigation Reform Act of 1995 or a similar heading; and

(d) “Designated Company SEC Documents” means all Company SEC Documents filed with, or furnished to (as applicable), the SEC on or after January 1, 2012 but prior to the date of this Agreement, except for predictive, cautionary or forward-looking information contained therein (it being understood that any factual information contained therein shall not be excluded) under the headings “Risk Factors”, “Special Note Regarding Forward-Looking Statements” or a heading referencing the Private Securities Litigation Reform Act of 1995 or a similar heading.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Buyer, the Merger Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CYNOSURE, INC.

By: /s/ Michael R. Davin

Name: Michael R. Davin

Title: President and CEO

COMMANDER ACQUISITION CORP.

By: /s/ Michael R. Davin

Name: Michael R. Davin

Title: President and CEO

PALOMAR MEDICAL TECHNOLOGIES, INC.

By: /s/ Joseph P. Caruso

Name: Joseph P. Caruso

Title: President and CEO

Schedule A

Parties to Company Stockholder Agreements

1. Joseph P. Caruso

2. Paul S. Weiner

3. Jeanne Cohane

4. Damian N. Dell’Anno

5. Nicholas P. Economou

6. James G. Martin

7. A. Neil Pappalardo

8. Louis P. Valente

Schedule B

Parties to Buyer Stockholder Agreements

1. Michael R. Davin

2. Timothy W. Baker

3. Douglas J. Delaney

4. Brian M. Barefoot

5. Ettore V. Biagioni

6. Andrea Cangioli

7. Marina Hatsopoulos

8. Thomas H. Robinson

9. El.En. S.p.A.

EXHIBIT A – FORM OF COMPANY STOCKHOLDER AGREEMENT

This Stockholder Agreement (this “Agreement”), dated as of March 17, 2013, is entered into by and between Cynosure, Inc., a Delaware corporation (the “Buyer”), and the undersigned stockholder (“Stockholder”) of Palomar Medical Technologies, Inc., a Delaware corporation (the “Company”).

WHEREAS, concurrently with the execution of this Agreement, the Company, the Buyer and Commander Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Merger Subsidiary”), are entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of the Merger Subsidiary and the Company pursuant to the terms, and subject to the conditions, of the Merger Agreement;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Buyer has required that Stockholder execute and deliver this Agreement; and

WHEREAS, in order to induce the Buyer to enter into the Merger Agreement, Stockholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) owned beneficially and of record by Stockholder, as set forth below Stockholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Company Common Stock pursuant to Section 6 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.	Representations of Stockholder.

Stockholder represents and warrants to the Buyer that:

(a) (i) Stockholder owns beneficially and of record all of the Original Shares free and clear of all Liens, except for any such Lien that, individually or in the aggregate, would not reasonably be expected to affect adversely the ability of Stockholder to perform its obligations under this Agreement, and has the sole right to vote (or cause to be voted) the Original Shares, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b) Stockholder does not own beneficially or of record any shares of Company Common Stock other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Company Common Stock or any security exercisable for or convertible into shares of Company Common Stock, as set forth on the signature page of this Agreement (collectively, the “Options”).

(c) Stockholder has full corporate (or comparable) power and authority (if an entity) or the legal capacity (if a natural person) to enter into, execute and deliver this Agreement, to perform fully Stockholder’s obligations hereunder (including the proxy described in Section 3(b) below) and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(d) None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or law applicable to Stockholder or to Stockholder’s property or assets, except for any such conflict or breach that (i) has been waived or cured prior to the date hereof or (ii) individually or in the aggregate, would not reasonably be expected to affect adversely the ability of Stockholder to perform Stockholder’s obligations under this Agreement.

(e) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other person on the part of Stockholder is required in connection with the valid execution and delivery of this Agreement, except for any such consent, approval, authorization, designation, declaration or filing that (i) has been obtained or made (as applicable) prior to the execution and delivery hereof or (ii) if not obtained or made (as applicable), individually or in the aggregate, would not reasonably be expected to affect adversely the ability of Stockholder to perform Stockholder’s obligations under this Agreement. To the extent Stockholder is a natural person, no consent of Stockholder’s spouse is necessary under any “community property” or other laws in order for Stockholder to enter into and perform its obligations under this Agreement, except for any such consent that (A) has been obtained prior to the execution and delivery hereof or (B) if not obtained, individually or in the aggregate, would not reasonably be expected to affect adversely the ability of Stockholder to perform Stockholder’s obligations under this Agreement.

3.	Agreement to Vote Shares; Irrevocable Proxy.

(a) Stockholder hereby irrevocably and unconditionally agrees, from and after the date hereof and until the Termination Date, to vote the Shares (or execute a written consent or consents if stockholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company) and to cause any holder of record of Shares to vote such Shares (or execute such written consents): (i) in favor of the adoption of the Merger Agreement, at every meeting (or in connection with any action by written consent) of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof; and (ii) against (1) any Acquisition Proposal and (2) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Stockholder under this Agreement. Except as set forth in this Section 3, Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company.

(b) Stockholder hereby appoints the Buyer and any designee of the Buyer, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder with respect to the Shares. The power of attorney granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

4.	No Voting Trusts or Other Arrangement.

Stockholder agrees that Stockholder will not, and will not permit any entity under Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the

2

Shares to any arrangement with respect to the voting of the Shares, other than (a) agreements entered into with the Buyer or any of its Affiliates (which, for purposes of this Agreement, shall have the meaning set forth in Rule 405 promulgated under the Securities Act) and (b) the granting of a proxy or proxies to vote the Shares on any matter (except for the matters described in clauses (i) and (ii) of Section 3(a) above) at any annual meeting of the Company’s stockholders.

5.	Transfer and Encumbrance.

Stockholder agrees that during the term of this Agreement, Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. Notwithstanding anything to the contrary in this Agreement, this Section 5 shall not prohibit a Transfer of the Shares by Stockholder (a) if Stockholder is a natural person, to any person who is a family member of Stockholder (as the term “family member” is defined by Form S-8 promulgated under the Securities Act (or any successor or comparable form)) or upon the death of Stockholder, (b) pursuant to any written trading plan in effect on the date of this Agreement intended to satisfy the requirements of Rule 10b5-1 under the Exchange Act, (c) to an Affiliate of Stockholder, or (d) after the record date for determining the stockholders eligible to vote at the Company Meeting, as set forth in the Joint Proxy Statement/Prospectus; provided, that a Transfer referred to in clauses (a) and (c) of this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement.

6.	Additional Shares.

Stockholder agrees that all shares of Company Common Stock that Stockholder purchases, acquires the right to vote or otherwise acquires ownership beneficially or of record (excluding shares of Company Common Stock underlying unexercised or unvested Options) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

7.	Termination.

This Agreement shall terminate upon the earliest to occur of (a) the Effective Time, (b) the date on which the Company Board executes a Company Board Recommendation Change in accordance with the terms of the Merger Agreement, (c) the date on which the Merger Agreement is terminated in accordance with its terms, (d) September 30, 2013, and (e) the date of any amendment, modification or waiver of the Merger Agreement that decreases the amount or changes the form of the Merger Consideration, imposes additional restrictions or conditions on the payment of the Merger Consideration or imposes additional Closing conditions, without the prior written consent of Stockholder with respect to such amendment, modification or waiver (any such date described in the foregoing clauses (a) through (e) shall be referred to herein as the “Termination Date”).

8.	No Agreement as Director or Officer.

This Agreement is being entered into by Stockholder solely in Stockholder’s capacity as the beneficial and record owner of the Shares. Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of the Company or any of its subsidiaries (if Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer or director to the Company or its stockholders.

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9.	Specific Performance.

Each party hereto acknowledges that it will be impossible to measure in money the damage to the non-breaching party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the non-breaching party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that the parties hereto shall be entitled to seek the remedy of specific performance of the terms hereof, in addition to any other remedy at law or in equity.

10.	Entire Agreement; Amendment.

This Agreement constitutes the entire agreement between the parties to this Agreement and supersedes any prior understandings, agreements or representations by or between the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both parties hereto. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

11.	Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly delivered if delivered personally (notice deemed given upon receipt), sent via facsimile or e-mail or sent by a nationally recognized overnight courier service (notice deemed given upon the receipt of proof of delivery), in each case to the intended recipient as set forth below:

If to the Buyer:

Cynosure, Inc.

5 Carlisle Road

Westford, MA 01886

Attention: Benjamin A. Kaplan, Senior Vice President and General Counsel

Telecopy: (866) 245-9606

Email: bkaplan@cynosure.com

with a copy (which shall not constitute notice) to:

Hinckley, Allen & Snyder LLP

28 State Street

Boston, MA 02109

Attention: James R. Burke

Email: jburke@haslaw.com

If to Stockholder, to the address or email address set forth for Stockholder on the signature page hereof.

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: Hal J. Leibowitz

Telecopy: (617) 526-5000

Email: hal.leibowitz@wilmerhale.com

Either party to this Agreement may give any notice or other communication hereunder using any other means (including messenger service, telecopy, telex or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for

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whom it is intended. Either party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other party to this Agreement notice in the manner herein set forth.

12.	Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(b) Each of the parties to this Agreement (i) agrees that all actions and proceedings arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within Wilmington, Delaware), (ii) irrevocably consents to submit itself to the exclusive jurisdiction and venue of such courts in any action or proceeding, (iii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iv) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (v) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Either party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11. Nothing in this Section 12(b), however, shall affect the right of either party to serve legal process in any other manner permitted by law.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF EITHER PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

(d) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(e) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that both parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission or as a “pdf” or similar attachment to an electronic transmission.

(f) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

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(g) The obligations of Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, the Buyer and Merger Subsidiary. The parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(h) Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

CYNOSURE, INC.

By

Name:
Title:

STOCKHOLDER

By

Name:

Number of Shares of Company Common Stock Owned Beneficially and of Record as of the Date of this Agreement:

Number of Options Owned Beneficially and of Record as of the Date of this Agreement:

Street Address:
City/State/Zip Code:
Email:

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EXHIBIT B – FORM OF BUYER STOCKHOLDER AGREEMENT

This Stockholder Agreement (this “Agreement”), dated as of March 17, 2013, is entered into by and between Palomar Medical Technologies, Inc., a Delaware corporation (the “Company”), and the undersigned stockholder (“Stockholder”) of Cynosure, Inc., a Delaware corporation (the “Buyer”).

WHEREAS, concurrently with the execution of this Agreement, the Company, the Buyer and Commander Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Merger Subsidiary”), are entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of the Merger Subsidiary and the Company pursuant to the terms, and subject to the conditions, of the Merger Agreement;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has required that Stockholder execute and deliver this Agreement; and

WHEREAS, in order to induce the Company to enter into the Merger Agreement, Stockholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of Class A common stock, par value $0.001 per share, of the Buyer (the “Buyer Common Stock”) owned beneficially and of record by Stockholder, as set forth below Stockholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Buyer Common Stock pursuant to Section 6 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.	Representations of Stockholder.

Stockholder represents and warrants to the Company that:

(a)(i) Stockholder owns beneficially and of record all of the Original Shares free and clear of all Liens, except for any such Lien that, individually or in the aggregate, would not reasonably be expected to affect adversely the ability of Stockholder to perform its obligations under this Agreement, and has the sole right to vote (or cause to be voted) the Original Shares, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b) Stockholder does not own beneficially or of record any shares of Buyer Common Stock other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Buyer Common Stock or any security exercisable for or convertible into shares of Buyer Common Stock, as set forth on the signature page of this Agreement (collectively, the “Options”).

(c) Stockholder has full corporate (or comparable) power and authority (if an entity) or the legal capacity (if a natural person) to enter into, execute and deliver this Agreement, to perform fully Stockholder’s obligations hereunder (including the proxy described in Section 3(b) below) and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(d) None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or law applicable to Stockholder or to Stockholder’s property or assets, except for any such conflict or breach that (i) has been waived or cured prior to the date hereof or (ii) individually or in the aggregate, would not reasonably be expected to affect adversely the ability of Stockholder to perform Stockholder’s obligations under this Agreement.

(e) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other person on the part of Stockholder is required in connection with the valid execution and delivery of this Agreement, except for any such consent, approval, authorization, designation, declaration or filing that (i) has been obtained or made (as applicable) prior to the execution and delivery hereof or (ii) if not obtained or made (as applicable), individually or in the aggregate, would not reasonably be expected to affect adversely the ability of Stockholder to perform Stockholder’s obligations under this Agreement. To the extent Stockholder is a natural person, no consent of Stockholder’s spouse is necessary under any “community property” or other laws in order for Stockholder to enter into and perform its obligations under this Agreement, except for any such consent that (A) has been obtained prior to the execution and delivery hereof or (B) if not obtained, individually or in the aggregate, would not reasonably be expected to affect adversely the ability of Stockholder to perform Stockholder’s obligations under this Agreement.

3.	Agreement to Vote Shares; Irrevocable Proxy.

(a) Stockholder hereby irrevocably and unconditionally agrees, from and after the date hereof and until the Termination Date, to vote the Shares (or execute a written consent or consents if stockholders of the Buyer are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Buyer) and to cause any holder of record of Shares to vote such Shares (or execute such written consents): (i) in favor of the Buyer Voting Proposal and the Buyer Equity Plan Proposal; and (ii) against any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Buyer under the Merger Agreement or of Stockholder under this Agreement. Except as set forth in this Section 3, Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Buyer.

(b) Stockholder hereby appoints the Company and any designee of the Company, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder with respect to the Shares. The power of attorney granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

4.	No Voting Trusts or Other Arrangement.

Stockholder agrees that Stockholder will not, and will not permit any entity under Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares, other than (a) agreements entered into with the Company or any of its Affiliates (which, for purposes of this Agreement, shall have the meaning set forth in

2

Rule 405 promulgated under the Securities Act) and (b) the granting of a proxy or proxies to vote the Shares on any matter (except for the matters described in clauses (i) and (ii) of Section 3(a) above) at any annual meeting of the Buyer’s stockholders.

5.	Transfer and Encumbrance.

Stockholder agrees that during the term of this Agreement, Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. Notwithstanding anything to the contrary in this Agreement, this Section 5 shall not prohibit a Transfer of the Shares by Stockholder (a) if Stockholder is a natural person, to any person who is a family member of Stockholder (as the term “family member” is defined by Form S-8 promulgated under the Securities Act (or any successor or comparable form)) or upon the death of Stockholder, (b) pursuant to any written trading plan in effect on the date of this Agreement intended to satisfy the requirements of Rule 10b5-1 under the Exchange Act, (c) to an Affiliate of Stockholder, or (d) after the record date for determining the stockholders eligible to vote at the Buyer Meeting, as set forth in the Joint Proxy Statement/Prospectus; provided, that a Transfer referred to in clauses (a) and (c) of this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement.

6.	Additional Shares.

Stockholder agrees that all shares of Buyer Common Stock that Stockholder purchases, acquires the right to vote or otherwise acquires ownership beneficially or of record (excluding shares of Buyer Common Stock underlying unexercised or unvested Options) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

7.	Termination.

This Agreement shall terminate upon the earliest to occur of (a) the Effective Time, (b) September 30, 2013, and (c) the date on which the Merger Agreement is terminated in accordance with its terms (any such date described in the foregoing clauses (a), (b) or (c) shall be referred to herein as the “Termination Date”).

8.	No Agreement as Director or Officer.

This Agreement is being entered into by Stockholder solely in Stockholder’s capacity as the beneficial and record owner of the Shares. Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of the Buyer or any of its subsidiaries (if Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer or director to the Buyer or its stockholders.

9.	Specific Performance.

Each party hereto acknowledges that it will be impossible to measure in money the damage to the non-breaching party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the non-breaching party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that the parties hereto shall be entitled to seek the remedy of specific performance of the terms hereof, in addition to any other remedy at law or in equity.

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10.	Entire Agreement; Amendment.

This Agreement constitutes the entire agreement between the parties to this Agreement and supersedes any prior understandings, agreements or representations by or between the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both parties hereto. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

11.	Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly delivered if delivered personally (notice deemed given upon receipt), sent via facsimile or e-mail or sent by a nationally recognized overnight courier service (notice deemed given upon the receipt of proof of delivery), in each case to the intended recipient as set forth below:

If to the Company:

Palomar Medical Technologies, Inc.

15 Network Drive

Burlington, MA 01803

Attention: Patricia A. Davis

Email: pdavis@palomarmedical.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: Hal J. Leibowitz

Telecopy: (617) 526-5000

Email: hal.leibowitz@wilmerhale.com

If to Stockholder, to the address or email address set forth for Stockholder on the signature page hereof.

with a copy (which shall not constitute notice) to:

Hinckley, Allen & Snyder LLP

28 State Street

Boston, MA 02109

Attention: James R. Burke

Telecopy: (617) 378-4347

Email: jburke@haslaw.com

Either party to this Agreement may give any notice or other communication hereunder using any other means (including messenger service, telecopy, telex or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Either party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other party to this Agreement notice in the manner herein set forth.

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12.	Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(b) Each of the parties to this Agreement (i) agrees that all actions and proceedings arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within Wilmington, Delaware), (ii) irrevocably consents to submit itself to the exclusive jurisdiction and venue of such courts in any action or proceeding, (iii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iv) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (v) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Either party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11. Nothing in this Section 12(b), however, shall affect the right of either party to serve legal process in any other manner permitted by law.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF EITHER PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

(d) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(e) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that both parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission or as a “pdf” or similar attachment to an electronic transmission.

(f) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(g) The obligations of Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, the Buyer and Merger Subsidiary. The parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

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(h) Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PALOMAR MEDICAL TECHNOLOGIES, INC.

By

Name:
Title:

STOCKHOLDER

By

Name:

Number of Shares of Buyer Common Stock Owned Beneficially and of Record as of the Date of this Agreement:

Number of Options Owned Beneficially and of Record as of the Date of this Agreement:

Street Address:
City/State/Zip Code:
Email:

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EXHIBIT C – FORM OF AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION OF THE SURVIVING CORPORATION

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PALOMAR MEDICAL TECHNOLOGIES, INC.

FIRST: The name of the Corporation is: PALOMAR MEDICAL TECHNOLOGIES, INC.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of Common Stock, $0.01 par value per share.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Election of directors need not be by written ballot.

SIXTH: The Board of Directors is expressly authorized to adopt, amend, alter or repeal the By-Laws of the Corporation.

SEVENTH: Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EIGHTH: The Corporation shall provide indemnification as follows:

1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director, officer or advisory council member of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee, agent or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee, agent or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article EIGHTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4. Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article EIGHTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5. Advance of Expenses. Subject to the provisions of Section 6 of this Article EIGHTH, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by or on behalf of an Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article; and further provided that no such advancement of expenses shall be made under this Article EIGHTH if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Sections 1, 2, 3 or 5 of this Article EIGHTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article EIGHTH (and none of the circumstances described in Section 4 of this Article EIGHTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article EIGHTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Sections 1 or 2, as the case may be. Such determination shall be made (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7. Remedies. The right to indemnification or advancement of expenses as granted by this Article shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article EIGHTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall have the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware.

8. Limitations. Notwithstanding anything to the contrary in this Article, except as set forth in Section 7 of this Article EIGHTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article EIGHTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

9. Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10. Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.

12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee, advisory council member or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

13. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

EXHIBIT D – FORM OF AMENDED AND RESTATED BY-LAWS OF THE SURVIVING CORPORATION

AMENDED AND RESTATED BY-LAWS

OF

PALOMAR MEDICAL TECHNOLOGIES, INC.

(Adopted as of [                    ], 2013)

- ii -

ARTICLE I

STOCKHOLDERS

1.1 Place of Meetings. All meetings of stockholders shall be held at such place as may be designated from time to time by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President or, if not so designated, at the principal office of the corporation. The Board of Directors may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication in a manner consistent with the General Corporation Law of the State of Delaware.

1.2 Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President (which date shall not be a legal holiday in the place where the meeting is to be held).

1.3 Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by only the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President, and may not be called by any other person or persons. The Board of Directors may postpone or reschedule any previously scheduled special meeting of stockholders. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

1.4 Notice of Meetings. Except as otherwise provided by law, notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the General Corporation Law of the State of Delaware) by the stockholder to whom the notice is given. The notices of all meetings shall state the place, if any, date and time of the meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the General Corporation Law of the State of Delaware.

1.5 Voting List. The Secretary shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. If the meeting is to be held at a physical location (and not solely by means of remote communication), then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

1.6 Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these By-laws, the holders of a majority in voting power of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

1.7 Adjournments. Any meeting of stockholders may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under these By-laws by the chairman of the meeting or by the stockholders present or represented at the meeting and entitled to vote, although less than a quorum. It shall not be necessary to notify any stockholder of any adjournment of less than 30 days if the time and place, if any, of the adjourned meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.

1.8 Voting and Proxies. Each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by law or the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders, or to express consent or dissent to corporate action without a meeting, may vote or express such consent or dissent in person (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote or act for such stockholder by a proxy executed or transmitted in a manner permitted by the General Corporation Law of the State of Delaware by the stockholder or such stockholder’s authorized agent and delivered (including by electronic transmission) to the Secretary of the corporation. No such proxy shall be voted or acted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period.

1.9 Action at Meeting. When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by the vote of the holders of shares of stock having a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented at the meeting and voting affirmatively or negatively on such matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each such class or series, the holders of a majority in voting power of the shares of stock of that class or series present or represented at the meeting and voting affirmatively or negatively on such matter), except when a different vote is required by law, the Certificate of Incorporation or these By-laws. When a quorum is present at any meeting, any election by stockholders of directors shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

1.10 Conduct of Meetings.

(a) Chairman of Meeting. Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence by the Vice Chairman of the Board, if any, or in the Vice Chairman’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen by vote of the stockholders at the meeting. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b) Rules, Regulations and Procedures. The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

1.11 Action without Meeting.

(a) Taking of Action by Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted. Except as otherwise provided by the Certificate of Incorporation, stockholders may act by written consent to elect directors; provided, however, that, if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

(b) Electronic Transmission of Consents. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this section, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the corporation can determine (i) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (ii) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal place of business of the corporation or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the Board of Directors. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

(c) Notice of Taking of Corporate Action. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation.

ARTICLE II

DIRECTORS

2.1 General Powers. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the corporation except as otherwise provided by law or the Certificate of Incorporation.

2.2 Number, Election and Qualification. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the corporation shall be established from time to time by the stockholders or the Board of Directors. The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Election of directors need not be by written ballot. Directors need not be stockholders of the corporation.

2.3 Chairman of the Board; Vice Chairman of the Board. The Board of Directors may appoint from its members a Chairman of the Board and a Vice Chairman of the Board, neither of whom need be an employee or officer of the corporation. If the Board of Directors appoints a Chairman of the Board, such Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors and, if the Chairman of the Board is also designated as the corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.7 of these By-laws. If the Board of Directors appoints a Vice Chairman of the Board, such Vice Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors. Unless otherwise provided by the Board of Directors, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board of Directors.

2.4 Tenure. Each director shall hold office until the next annual meeting of stockholders and until a successor is elected and qualified, or until such director’s earlier death, resignation or removal.

2.5 Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors fixed pursuant to Section 2.2 of these By-laws shall constitute a quorum of the Board of Directors. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

2.6 Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting of the Board of Directors duly held at which a quorum is present shall be regarded as the act of the Board of Directors, unless a greater number is required by law or by the Certificate of Incorporation.

2.7 Removal. Except as otherwise provided by the General Corporation Law of the State of Delaware, any one or more or all of the directors of the corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that the directors elected by the holders of a particular class or series of stock may be removed without cause only by vote of the holders of a majority of the outstanding shares of such class or series.

2.8 Vacancies. Subject to the rights of holders of any series of Preferred Stock to elect directors, unless and until filled by the stockholders, any vacancy or newly-created directorship on the Board of Directors, however occurring, may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of such director’s predecessor in office, and a director chosen to fill a position resulting from a newly-created directorship shall hold office until the next annual meeting of stockholders and until a successor is elected and qualified, or until such director’s earlier death, resignation or removal.

2.9 Resignation. Any director may resign by delivering a resignation in writing or by electronic transmission to the corporation at its principal office or to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.

2.10 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.11 Special Meetings. Special meetings of the Board of Directors may be held at any time and place designated in a call by the Chairman of the Board, the Chief Executive Officer, the President, two or more directors, or by one director in the event that there is only a single director in office.

2.12 Notice of Special Meetings. Notice of the date, place, if any, and time of any special meeting of directors shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director (a) in person or by telephone at least 24 hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, facsimile or electronic transmission, or delivering written notice by hand, to such director’s last known business, home or electronic transmission address at least 48 hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least 72 hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

2.13 Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board of Directors or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.14 Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent to the action in writing or by electronic transmission, and the written consents or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

2.15 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation with such lawfully delegable powers and duties as the Board of Directors thereby confers, to serve at the pleasure of the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these By-laws for the Board of Directors. Except as otherwise provided in the Certificate of Incorporation, these By-laws, or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

2.16 Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.

ARTICLE III

OFFICERS

3.1 Titles. The officers of the corporation shall consist of a Chief Executive Officer, a President, a Secretary, a Treasurer and such other officers with such other titles as the Board of Directors shall determine, including one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.

3.2 Election. The Chief Executive Officer, President, Treasurer and Secretary shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board of Directors at such meeting or at any other meeting.

3.3 Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

3.4 Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these By-laws, each officer shall hold office until such officer’s successor is elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation or removal.

3.5 Resignation and Removal. Any officer may resign by delivering a written resignation to the corporation at its principal office or to the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event. Any officer may be removed at any time, with or without cause, by vote of a majority of the directors then in office. Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following such officer’s resignation or removal, or any right to damages on account of such removal, whether such officer’s compensation be by the month or by the year or otherwise, unless such compensation is expressly provided for in a duly authorized written agreement with the corporation.

3.6 Vacancies. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices other than those of Chief Executive Officer, President, Treasurer and Secretary. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is elected and qualified, or until such officer’s earlier death, resignation or removal.

3.7 President; Chief Executive Officer. Unless the Board of Directors has designated another person as the corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the corporation. The Chief Executive Officer shall have general charge and supervision of the business of the corporation subject to the direction of the Board of Directors, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board of Directors. The President shall perform such other duties and shall have such other powers as the Board of Directors or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer or the President (if the President is not the Chief Executive Officer), the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the Chief Executive Officer and when so performing such duties shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

3.8 Vice Presidents. Each Vice President shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.

3.9 Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to attend all meetings of stockholders and the Board of Directors and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairman of the meeting shall designate a temporary secretary to keep a record of the meeting.

3.10 Treasurer and Assistant Treasurers. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board of Directors or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the corporation, to deposit funds of the corporation in depositories selected in accordance with these By-laws, to disburse such funds as ordered by the Board of Directors, to make proper accounts of such funds, and to render as required by the Board of Directors statements of all such transactions and of the financial condition of the corporation.

The Assistant Treasurers shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Treasurer.

3.11 Salaries. Officers of the corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

3.12 Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

ARTICLE IV

CAPITAL STOCK

4.1 Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the corporation or the whole or any part of any shares of the authorized capital stock of the corporation held in the corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such lawful consideration and on such terms as the Board of Directors may determine.

4.2 Stock Certificates; Uncertificated Shares. The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the corporation’s stock shall be uncertificated shares. Every holder of stock of the corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the General Corporation Law of the State of Delaware.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these By-laws, applicable securities laws or any agreement among any number of stockholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests a copy of the full text of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Within a reasonable time after the issuance or transfer of uncertificated shares, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 202(a) or 218(a) of the General Corporation Law of the State of Delaware or, with respect to Section 151 of the General Corporation Law of the State of Delaware, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

4.3 Transfers. Shares of stock of the corporation shall be transferable in the manner prescribed by law and in these By-laws. Transfers of shares of stock of the corporation shall be made only on the books of the corporation or by transfer agents designated to transfer shares of stock of the corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these By-laws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these By-laws.

4.4 Lost, Stolen or Destroyed Certificates. The corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond as the Board of Directors may require for the protection of the corporation or any transfer agent or registrar.

4.5 Record Date. The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders or to express consent (or dissent) to corporate action without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not precede the date on which the resolution fixing the record date is adopted, and such record date shall not be more than 60 nor less than 10 days before the date of such meeting (with respect to the record date for determining stockholders entitled to notice of such meeting), nor more than 10 days after the date of adoption of a record date for a consent without a meeting, nor more than 60 days prior to any other action to which such record date relates.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed, the record date for determining stockholders entitled to express consent to corporate action without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first consent is properly delivered to the corporation. If no record date is fixed, the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

4.6 Regulations. The issue, transfer, conversion and registration of shares of stock of the corporation shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE V

GENERAL PROVISIONS

5.1 Fiscal Year. Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the corporation shall begin on the first day of January of each year and end on the last day of December in each year.

5.2 Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.

5.3 Waiver of Notice. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these By-laws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

5.4 Voting of Securities. Except as the Board of Directors may otherwise designate, the Chief Executive Officer, the President or the Treasurer may waive notice of, vote, or appoint any person or persons to vote, on behalf of the corporation at, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this corporation (with or without power of substitution) at, any meeting of stockholders or securityholders of any other entity, the securities of which may be held by this corporation.

5.5 Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.6 Certificate of Incorporation. All references in these By-laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the corporation, as amended and in effect from time to time.

5.7 Severability. Any determination that any provision of these By-laws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these By-laws.

5.8 Pronouns. All pronouns used in these By-laws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

ARTICLE VI

AMENDMENTS

6.1 By the Board of Directors. These By-laws may be altered, amended or repealed, in whole or in part, or new by-laws may be adopted by the Board of Directors.

6.2 By the Stockholders. These By-laws may be altered, amended or repealed, in whole or in part, or new by-laws may be adopted by the affirmative vote of the holders of a majority of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at any annual meeting of stockholders, or at any special meeting of stockholders, provided notice of such alteration, amendment, repeal or adoption of new by-laws shall have been stated in the notice of such special meeting.

EXHIBIT E – FORM OF AMENDMENT NO. 1 TO AMENDED AND RESTATED RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO AMENDED AND RESTATED RIGHTS AGREEMENT (this “Amendment”) is entered into as of March 17, 2013, between Palomar Medical Technologies, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a limited liability trust company, as Rights Agent (the “Rights Agent”). Each capitalized term used herein but not otherwise defined herein shall have the meaning given to such term in the Amended and Restated Rights Agreement, dated as of October 28, 2008, between the parties hereto (the “Rights Agreement”).

RECITALS

WHEREAS, the Company, Cynosure, Inc., a Delaware corporation (“Cynosure”), and Commander Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Cynosure (the “Merger Subsidiary”), intend to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company shall be merged with and into the Merger Subsidiary, with the Merger Subsidiary continuing as the surviving corporation and as a wholly-owned subsidiary of Cynosure (the “Merger”);

WHEREAS, concurrently with the execution and delivery of the Merger Agreement and as a condition and inducement to Cynosure’s willingness to enter into the Merger Agreement, the stockholders of the Company listed on Schedule A to the Merger Agreement have agreed to enter into Stockholder Agreements, dated as of the date of the Merger Agreement, pursuant to which such stockholders have, among other things, agreed to give Cynosure a proxy to vote in favor of the Company Voting Proposal (as such term is defined in the Merger Agreement) all of the shares of voting capital stock of the Company that such stockholders own;

WHEREAS, Section 26 of the Rights Agreement provides that, at any time prior to the Distribution Date and subject to the last sentence of such Section 26 (which last sentence is inapplicable to this Amendment), the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement (including, without limitation, the date on which the Distribution Date shall occur, the time during which the Rights may be redeemed pursuant to Section 24 of the Rights Agreement or any provision of the Certificate of Designation) without the approval of any holder of the Rights; and

WHEREAS, the Board of Directors of the Company has resolved to amend the Rights Agreement on the terms set forth herein;

AGREEMENT

NOW THEREFORE, the parties hereto, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound, hereby agree as follows:

1. Amendments.

(a) The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended to add the following to the end thereof:

“In addition, notwithstanding anything in this Rights Agreement to the contrary, neither Cynosure nor the Merger Subsidiary, or any of their respective Affiliates or Associates, individually or collectively, shall be (or shall be deemed to be) an “Acquiring Person” solely by reason of the occurrence of any Permitted Act.”

(b) The definition of “Beneficial Owner” in Section 1 of the Rights Agreement is hereby amended to add the following to the end thereof:

“Notwithstanding anything in this definition of Beneficial Owner to the contrary, neither Cynosure nor the Merger Subsidiary, or any of their respective Affiliates or Associates, individually or collectively, (i) shall be (or shall be deemed to be) the “Beneficial Owner” or shall (or shall be deemed to) “beneficially own” any shares of Common Stock solely as a result of the occurrence of any Permitted Act, or (ii) shall be (or shall be deemed to be) the “Beneficial Owner” or shall (or shall be deemed to) “beneficially own” any shares of Common Stock subject to the Stockholder Agreements solely by reason of the occurrence of any Permitted Act.”

(c) Section 1 of the Rights Agreement is hereby amended by adding thereto the following definitions in the appropriate alphabetical places:

“Cynosure” shall mean Cynosure, Inc., a Delaware corporation.

“Effective Time” shall have the meaning ascribed to such term in the Merger Agreement.

“Merger” shall mean the merger of the Company with and into the Merger Subsidiary, with the Merger Subsidiary continuing as the surviving corporation and as a wholly-owned subsidiary of Cynosure, all pursuant to the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger to be dated on or about March 17, 2013 by and among the Company, Cynosure and the Merger Subsidiary, providing for, among other things, the Merger.

“Merger Subsidiary” shall mean Commander Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Cynosure.

“Permitted Act” shall mean any or all (or any combination) of (a) the approval, adoption, execution or delivery or (if approved in advance by the Board of Directors of the Company) amendment, modification or waiver of the Merger Agreement, (b) the approval, execution or delivery or (if approved in advance by the Board of Directors of the Company) amendment, modification or waiver of any Stockholder Agreement, and/or (c) the approval, performance, or (prior to any termination of the Merger Agreement) consummation of the Merger, and/or any other transaction contemplated by the Merger Agreement or any Stockholder Agreement (including, without limitation, the grant or delivery of any irrevocable proxy or the voting of any shares of Common Stock, and any agreement concerning the acquisition, sale or transfer of any shares of Common Stock, in each case in accordance with the terms of the Stockholder Agreements).

“Stockholder Agreements” shall mean, collectively, each of the Company Stockholder Agreements, to be dated on or about March 17, 2013, between Cynosure and the stockholders named on Schedule A to the Merger Agreement, entered into and delivered in connection with the Merger Agreement.”

(d) Section 3(b) of the Rights Agreement is hereby amended to add the following to the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not occur or be deemed to have occurred as a result of the occurrence of any Permitted Act.”

(e) Section 11 of the Rights Agreement is hereby amended to add as a new Section 11(d) the following:

“(d) Notwithstanding anything in this Rights Agreement to the contrary, no Business Combination shall occur or be deemed to have occurred solely as a result of the occurrence of any Permitted Act, and the occurrence of any Permitted Act shall not cause any adjustment to the Rights or the stock, securities, or other property for which Rights are exercisable, and shall not cause the Rights to become exercisable, pursuant to or in accordance with any provision of this Rights Agreement, including, without limitation, any provision of this Section 11. In addition, notwithstanding anything in this Rights Agreement to the contrary, at and after the Effective Time, all of the provisions of this Section 11 and Section 12 relating to adjustments of the Rights or the stock, securities, or other property for which Rights are exercisable shall cease to be applicable and shall become null and void and of no further force and effect.”

(f) Section 24 of the Rights Agreement is hereby amended to add as a new Section 24(c) the following:

“(c) Notwithstanding anything in this Rights Agreement to the contrary, (i) no Redemption Date shall occur or be deemed to have occurred as a result of the occurrence of any Permitted Act and (ii) effective as of the Effective Time, Rights outstanding as of the Effective Time shall automatically cease to be outstanding and cease to represent rights to purchase Preferred Shares and shall automatically be converted, along with the Common Shares with which they are associated, into only the right to receive Merger Consideration, as defined in, in accordance with, and to the extent provided in, the Merger Agreement.”

(g) Section 28(a) of the Rights Agreement is hereby amended by deleting Section 28(a) thereof in its entirety and replacing it with the following new Section 28(a):

“Nothing in this Rights Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, of the Common Shares) any legal or equitable right, remedy or claim under this Rights Agreement; but this Rights Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, of the Common Shares); provided, however, that the provisions providing exceptions for, or otherwise relating to, any Permitted Act, are also for the benefit of, and may be enforced by, any of Cynosure, the Merger Subsidiary or any of their Affiliates or Associates.”

2. Effective Time. This Amendment shall become effective as of the date first written above, but such effectiveness is contingent upon the subsequent execution and delivery of the Merger Agreement by the parties thereto.

3. Interpretation. The term “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

4. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall remain in full force and effect in accordance with its terms.

5. Governing Law. This Amendment shall be deemed to be a contract made under the law of the State of Delaware and for all purposes shall be governed by and construed in accordance with the law of such state applicable to contracts to be made and performed entirely within such state.

6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

7. Direction to Rights Agent. Pursuant to Section 26 of the Rights Agreement, by its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

8. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized representative as of the date first above written.

PALOMAR MEDICAL TECHNOLOGIES, INC.

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
Name:
Title:

[Signature Page to Amendment No. 1 to Amended and Restated Rights Plan]